EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT (“PSA”)

by and between

SUN RIVER ENERGY, INC.
(SELLER)

and

KATY RESOURCES ETX, LLC.
(BUYER)

Dated July 11, 2012
Effective July 11, 2012

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 “Accounting Dispute”	1
1.2 “Accounting Dispute Notice”	1
1.3 “Accounting Referee”	1
1.4 “Affiliate”	1
1.5 “Agreement”	1
1.6 “Allocated Value”	1
1.7 “Assets”	1
1.8 “Assumed Obligations”	2
1.9 “Basic Documents”	2
1.10 “Business Day”	2
1.11 “Buyer's Credits”	2
1.12 “Buyer Indemnitees”	2
1.13 “Casualty Loss	2
1.14 “Claim Notice”	2
1.15 “Claims”	2
1.16 “Closing”	3
1.17 “Closing Date”	3
1.18 “Closing Deferred Property”	3
1.19 “Confidentiality Agreement”	3
1.20 “Conveyances”	3
1.21 “Cure Period”	3
1.22 “Defect Value”	3
1.23 “Defensible Title”	3
1.24 “Effective Date” or “Effective Time”	3
1.25 “Environmental Defect”	3
1.26 “Environmental Defect Notice Date”	3
1.27 “Environmental Law”	3
1.28 “Environmental Obligations”	4
1.29 “Excluded Assets”	4
1.30 “Final Settlement,” “Final Settlement Date” and “Final Settlement Statement”	6
1.31 “Governmental Entity”	6
1.32 “Hydrocarbons”	6
1.33 “Indemnified Party”	6
1.34 “Indemnifying Party”	6
1.35 “Inventory Hydrocarbons”	6
1.36 “Knowledge”	6
1.37 “Laws” or “Law”	6
1.38 “Leases”	6
1.39 “Liability”	7
1.40 “Material Adverse Effect”	7
1.41 “NORM” shall be as defined in the definition of the “Environmental Defect.”	7
1.42 “Permitted Encumbrances”	7
1.43 “Person”	7

1.44 “Plugging and Abandonment Obligations”	7
1.45 “Preferential Purchase Rights”	8
1.46 “Purchase Price”	8
1.47 “Purchase Price Allocation Schedule”	8
1.48 “Purchased Assets”	8
1.49 “Real Property, Personal Property and Incidental Rights”	8
1.50 “Regulated Substances”	9
1.51 “Request Date”	9
1.52 “Retained Obligations”	9
1.53 “Seller Indemnitees”	10
1.54 “Seller's Credits”	10
1.55 “Third Party Claim”	10
1.56 “Third Party Interests”	10
1.57 “Title Defect”	10
1.58 “Title Defect Notice Date”	10
1.59 “Title Defect Property”	10
1.60 “Transfer Requirement”	10
1.61 “Well” or “Wells”	10
ARTICLE 2 - AGREEMENT TO PURCHASE AND SELL	11
ARTICLE 3 - PURCHASE PRICE AND PAYMENT	11
3.1 Purchase Price.	11
3.2 Purchase Price Adjustments	11
3.3 Allocation of Purchase Price.	13
ARTICLE 4 . - SELLER'S REPRESENTATIONS AND WARRANTIES	14
ARTICLE 5 . - BUYER'S REPRESENTATIONS AND WARRANTIES	19
ARTICLE 6 . - ACCESS TO INFORMATION AND INSPECTIONS	21
6.1 Title Files.	21
6.2 Other Files.	21
6.3 Copies.	21
6.4 Confidentiality Agreement	21
6.5 Inspections.	22
6.6 No Warranty or Representation on Seller's Information.	22
6.7 Inspection Indemnity	22
6.8 Amendments to Exhibits.	23
ARTICLE 7 . - ENVIRONMENTAL MATTERS AND ADJUSTMENTS	23
7.1 Environmental Defects Notice	23
7.2 Non-Waiver of Environmental Defects	23
7.3 Remedies for Environmental Defects	24
ARTICLE 8 . - TITLE DEFECTS AND ADJUSTMENTS	24
8.1 Seller’s Title.	24
8.2 Notice of Title Defects.	27
8.3 Title Defect Adjustment.	28
8.4 Environmental Defect and Title Defect Values.	29
ARTICLE 9 . - OPTION TO TERMINATE	30
9.1 Option to Terminate for Defects	30
9.2 Option to Terminate for Defects and Other Matters	30

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9.3 Dispute as to Defect Values	30
ARTICLE 10 . - PREFERENTIAL PURCHASE RIGHTS AND CONSENTS OF THIRD PARTIES	30
10.1 Actions and Consents.	30
ARTICLE 11 . - COVENANTS	31
11.1 Covenants of Seller Pending Closing.	31
11.2 Limitations on Seller's Covenants Pending Closing.	33
11.3 Notification of Breaches.	33
ARTICLE 12 . - CLOSING CONDITIONS	33
12.1 Seller's Closing Conditions.	33
12.2 Buyer's Closing Conditions.	34
ARTICLE 13 . - CLOSING	35
13.1 Closing.	35
13.2 Seller's Closing Obligations.	35
13.3 Buyer's Closing Obligations.	36
13.4 Joint Closing Obligations.	36
ARTICLE 14 - LIMITATIONS ON WARRANTIES AND REMEDIES/DTPA-WAIVER	37
14.1 Limitations on Warranties and Remedies.	37
ARTICLE 15 . - CASUALTY LOSS AND CONDEMNATION	38
ARTICLE 16 . - TERMINATION	39
16.1 Termination.	39
16.2 Effect of Termination.	39
16.3 Remedies.	39
16.4 Limitations on Damages.	39
ARTICLE 17 . - ASSUMPTION AND INDEMNITY	40
17.1 Assumed Obligations.	40
17.2 Buyer's Indemnity.	40
17.3 Seller's Indemnity.	40
17.4 Stipulation Regarding Express Negligence And Fault.	41
17.5 Broker or Finder's Fee.	41
17.6 Indemnification Procedures	41
ARTICLE 18 . - GAS IMBALANCES	43
ARTICLE 19 . - TRANSITION	43
ARTICLE 20 . - MISCELLANEOUS	43
20.1 Receivables and other Excluded Funds.	43
20.2 Public Announcements.	43
20.3 Filing and Recording of Assignments, etc.	44
20.4 Further Assurances and Records.	44
20.5 Notices.	45
20.6 Expenses.	46
20.7 Waiver.	46
20.8 Binding Effect; Assignment.	47
20.9 Taxes.	47
20.10 Audits.	48
20.11 Like-Kind Exchanges.	48
20.12 Governing Law.	49

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20.13 Entire Agreement.	49
20.14 Severability.	49
20.15 Exhibits and Schedules.	50
20.16 Suspended Funds.	50
20.17 Survival.	50
20.18 Subsequent Adjustments.	50
20.19 Counterparts.	50
20.20 Subrogation.	51
20.21 Government Reviews.	51
20.22 Change of Name.	51
20.23 Replacement of Bonds, Letters of Credit and Guarantees.	51
20.24 No Third-Party Beneficiaries.	51

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EXHIBITS

Exhibit “A”	Leases
Exhibit “B”	Wells
Exhibit “C”	Right-of Ways, Easements and Surface Estates
Exhibit “D”	Contracts and Other Agreements
Exhibit “E”	Excluded Assets
Exhibit “F”	Allocated Values
Exhibit “G”	Conveyance, Assignment and Bill of Sale
Exhibit “H”	Litigation
Exhibit “I”	Payouts Balances
Exhibit “J”	Gas and Oil Imbalances
Exhibit “K”	Consents to Assign, Preferential Rights to Purchase and Burdens
Exhibit “L”	[Reserved]
Exhibit “M”	Non-Foreign Affidavit
Exhibit “N”	Assignments Due Seller
Exhibit “O”	Assignments Owed By Seller
Exhibit “P”	Mortgages, Liens and Encumbrances
Exhibit “Q”	Form of Promissory Note

SCHEDULES

Schedule 4(j)	Noncompliance/Notices
Schedule 4(k)	Permits/Defaults
Schedule 4(q)	AFEs
Schedule 4(s)	P&A Notices
Schedule 4(t)	Tax Disputes
Schedule 4(u)	Seller’s Bonds and Letters of Credit
Schedule 4(w)	Unassigned Interests

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), dated as of July 11, 2012, is by and between Sun River Energy, Inc., a Colorado corporation(referred to hereinafter as “Seller”), and Katy Resources ETX, LLC, a Delaware limited liability company(“Buyer”).  Seller and Buyer are sometimes referred to herein individually as a “Party” or collectively as “Parties.”

R E C I T A L S

WHEREAS, Seller owns certain oil and gas leasehold interests and related assets more fully described on the exhibits hereto; and

WHEREAS, Seller desires to sell and Buyer desires to acquirethese interests and related assets on the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Accounting Dispute” shall be as defined in Section 3.2(c).

1.2 “Accounting Dispute Notice” shall be as defined in Section 3.2(c).

1.3 “Accounting Referee” shall be as defined in Section 3.2(c).

1.4 “Affiliate”

(a)  shall mean with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context (including, with its correlative meaning, “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

1.5 “Agreement” shall mean this Purchase and Sale Agreement between Seller and Buyer.

1.6 “Allocated Value” shall be as defined in Section 3.3 and as set forth on Exhibit “F.”

1.7 “Assets” shall mean the following described assets and properties (except to the extent specifically constituting Excluded Assets):

(a) the Leases commencing at the surface of the Earth and extending down to the Topof the Travis Peak Formation (as defined below), LESS AND EXCEPT the wellbore of the Neal Heirs #1 Well—API# 42-365-37706 (the “Well”), all personal property and equipment located thereon or to the extent used and obtained in connection therewith and the right to produce oil and/or gas from same, together with the subsurface rights in and under 40 acres in the form of a square with the Well in the center (provided such wellbore and subsurface rights exclude any rights insofar as they cover the Pettet Formation).

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

As used in this Agreement, “Topof the Travis Peak Formation” means the stratigraphic equivalent of sixthousand fourhundred twenty-sixty feet measured depth (6,426’ MD), as measured on that certain electric log measurement in the Rockwood Resources #1 J K Graves Well, API No. 42-365-30691, of the Andrew J. McGowan Survey, A-426, Panola County, Texas;

As used in this Agreement, the “Pettet Formation” means the stratigraphic equivalent of the measured depth interval of 6024’ – 6426’ , as measured on that certain electric log measurement in the Rockwood Resources #1 J K Graves Well, API No. 42-365-30691, of the Andrew J. McGowan Survey, A-426, Panola County, Texas;

(b) the Real Property, Personal Property and Incidental Rights;

(c) the Inventory Hydrocarbons; and

(d) all other rights related to or arising out of the ownerships of the Assets.

1.8 “Assumed Obligations” shall mean with respect to the Purchased Assets:

(a) the Plugging and Abandonment Obligations arising after the Effective Time;

(b) all Environmental Obligations arising after the Effective Time;

(c) obligations with respect to gas production, sales or, processing imbalances with third Persons to the extent provided in Article 18;

(d) except as otherwise provided in this Agreement, all other Liabilities, Claims, duties, and obligations that arise out of the ownership, operation or use of the Assets after the Effective Time, including, but not limited to, the payment of all operating expenses and capital expenditures relating to the Assets, all Liabilities, duties, and obligations, express or implied, imposed upon Seller under the provisions of the Leases (including, without limitation, the payment of royalties) and any and all assignments, subleases, farmout agreements, participation agreements, joint venture agreements, assignments of overriding royalty, joint operating agreements, easements, rights-of-way, and all other contracts, agreements and instruments affecting the Leases, or the premises covered thereby, whether recorded or unrecorded, whether listed or not on Exhibit “D,” and under all applicable Laws.

1.9 “Basic Documents” shall mean Leases, operating agreements; oil, gas, liquid, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression and transportation agreements; farmout or farmin agreements; joint venture, exploration, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements; servicing contracts; easement and/or right-of-way agreements; unitization, communitization or pooling agreements; easements, rights of way, surface leases, permits, licenses, servitudes or other interests appertaining to the Leases and all other executory contracts and agreements to the extent relating to the Assets.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

1.10 “Business Day” shall mean any day that is not Saturday or Sunday or any other day on which commercial banks are required or authorized by Law to be closed in the City of Dallas, Texas.

1.11 “Buyer's Credits” shall be as defined in Section 3.2(a)(ii).

1.12 “Buyer Indemnitees” shall be as defined in Section 17.3.

1.13 “Casualty Loss" shall be as defined in Article 15.

1.14 “Claim Notice” shall be defined in Section 17.7(b).

1.15 “Claims”  shall mean all claims, demands, losses, damages, punitive damages, costs, expenses, causes of action and judgments of any kind or character including, without limitation, any interest, penalty, attorneys' fees and other costs and expenses incurred in connection therewith or the defense thereof.

1.16 “Closing” shall be as defined in Section 13.1.

1.17 “Closing Date” shall be as defined in Section 13.1.

1.18 “Closing Deferred Property” shall be as defined in Section 8.3(b).

1.19 “Confidentiality Agreement” shall be as defined in Section6.4.

1.20 “Conveyances” shall be as defined in Section 8.1(b).

1.21 “Cure Period” shall be as defined in Section 8.3(a).

1.22 “Defect Value” shall be as defined in Section 8.4.

1.23 “Defensible Title” shall be as defined in Section 8.1(d).

1.24 “Effective Date” or “Effective Time” shall mean 7:00 a.m., Central Time, on July 11, 2012.

1.25 “Environmental Defect” shall mean:

(a)           a condition or activity with respect to an Asset that is in violation, or reasonably likely to violate, any Environmental Law, or any surface or mineral lease obligation, or other condition which create Environmental Obligations, whether an express or implied obligation, relating to natural resources, conservation, the environment, or the emission, release, storage, treatment, disposal, transportation, handling or management of industrial or solid waste, hazardous waste, hazardous or toxic substances, chemicals or pollutants, petroleum, including crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of oil and gas (“Regulated Substances”); or

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(b)           the presence of Regulated Substances in the soil, groundwater, or surface water in, on, at or under an Asset in any manner or quantity which is required to be remediated by, or requires the delivery of a notice under, Environmental Law or by any applicable action or guidance levels or other standards published by any Governmental Entity with jurisdiction over the Assets, or by a surface or mineral lease obligation, whether an express or implied obligation.

Notwithstanding the foregoing, the Parties agree and acknowledge that (i) Buyer will be provided an opportunity to examine the Assets for potential naturally occurring radioactive materials (“NORM”), and any potential obligations with respect to NORM, and (ii) that the presence of NORM on any of the Assets may not be raised by Buyer as the subject of an Environmental Defect, except for any presence in an amount that requires notification or remediation under Environmental Law.

1.26 “Environmental Defect Notice Date” shall be as defined in Section 7.1.

1.27 “Environmental Law” shall mean any and all federal, state or local Laws entered, issued or made by any Governmental Entity pertaining to pollution, protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws entered, issued or made by any Governmental Entity having jurisdiction over the Assets or the operation thereof, and all amendments to such Laws.

1.28 “Environmental Obligations” shall mean all Liabilities, obligations, expenses (including, without limitation, all attorneys' fees), fines, penalties, Claims (including natural resource Claims) of any nature, associated with the Assets, and attributable to or resulting from:

(a) pollution or contamination of soil, surface water, groundwater or air, on, in, by, from or under the Assets or lands in the vicinity thereof, and any other contamination of or adverse effect upon the environment;

(b) underground injection activities and waste disposal;

(c) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, lakes, ponds, or lagoons, including any subsurface or surface pollution caused by such spills, pits, lakes, ponds, or lagoons;

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(d) noncompliance with applicable land use, permitting, surface disturbance(s), licensing or notification requirements, including those in a surface or mineral lease, whether an express or implied obligation;

(e) violation of any federal, state or local Environmental Law or land use Law, or surface or mineral lease obligation, whether an express or implied obligation;

(f) any other violation which could qualify as an Environmental Defect (without being limited to Assets); and

(g) any and all indemnity obligations of Seller with respect to the above, along with any and all Claims against Seller for indemnity with respect to the above, under, pursuant to or arising from any acquisition, purchase and sale or other agreement.

1.29 “Excluded Assets” shall mean the following (except to the extent expressly provided elsewhere as being transferred to the Buyer and except to the extent such amounts relate to payments required to be made by Buyer):

(a) the Neal Heirs #1 Well—API# 42-365-37706, all personal property and equipment located thereon or used and obtained in connection therewith and the right to produce oil and/or gas from the same from all depths in and under 40 acres in the form of a square with said Neal Heirs #1 Well in the center (except insofar as any of the foregoing cover the Pettet Formation).

(b) all corporate, financial, and tax records of Seller, and those records subject to attorney/client privilege; however, Buyer shall be entitled to receive copies of any such records which directly relate to any Assumed Obligations, or which are necessary or appropriate for Buyer's ownership, administration, or operation of the Purchased Assets;

(c) (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to the Assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, income or revenues accruing with respect to the Assets prior to the Effective Time;

(d) all Claims of Seller arising from acts, omissions or events, or damage to or destruction of the Asset(s), occurring prior to the Effective Time; provided, however, Seller shall transfer to Buyer all Claims of Seller against prior owners of the Assets or third Persons associated with or relating to Environmental Obligations that are not Retained Obligations;

(e) except as otherwise provided in Article 15, all rights, titles, Claims and interests of Seller relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, subject to Buyer’s rights of subrogation under Section 20.20 below; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

(f) all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons and the unsold inventory of gas plant products, if any, attributable to the Assets as of the Effective Time;

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(g) Claims of Seller for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or (ii) income or franchise taxes;

(h) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay Claims) affecting the Assets with respect to any period prior to the Effective Time;

(i) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(j) all proceeds, income or revenues accruing (and any security or other deposits made) with respect to the Assets, and all accounts receivable attributable to the Assets that are attributable to the period prior to the Effective Time;

(k) all of Seller's intellectual property not exclusively related to the Purchased Assets or necessary for the ownership and operation of the Purchased Assets, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos; and

(l) allseismic data licensed from third Persons, including reprocessed data, unless the Buyer is willing to pay all third Person transfer fees.

1.30 “Final Settlement,” “Final Settlement Date” and “Final Settlement Statement” shall be as defined in Section 3.2(c).

1.31 “Governmental Entity” means any federal, state, municipal, domestic or foreign court, tribunal, administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

1.32 “Hydrocarbons” shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons, and shall also refer to all other minerals of every kind and character which may be covered by or included in the Assets.

1.33 “Indemnified Party” shall be as defined in Section 17.7(a).

1.34 “Indemnifying Party” shall be as defined in Section 17.7(a).

1.35 “Inventory Hydrocarbons”  shall mean all merchantable oil and condensate produced from or attributable to the Leases prior to the Effective Time which have not been sold or transferred by Seller and are in storage at the Effective Time.

1.36 “Knowledge” means(i) that which a Person is actually aware of and (ii) that which a prudent Person could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation.  If the Person is a corporation or limited liability company, the Knowledge of the corporation’s or limited liability company’s directors or officers (or persons holding similar positions), and if the Person is a limited partnership, the actual knowledge of the directors or officers (or persons holding similar positions) of the general partner of the limited partnership.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

1.37 “Laws” or “Law” shall mean all statutes, laws, ordinances, regulations, orders, rules, codes, permits, franchises, licenses, certificates, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Governmental Entity.

1.38 “Leases” shall mean, all rights, titles, claims and interests owned by Seller (whether now owned or hereafter acquired by operation of law) in and to the oil, gas and/or mineral leases, or the lands covered by said leases, or in lands pooled or unitized with such leases set forth on Exhibit “A,” or which Seller is entitled to receive by reason of any participation, joint venture, farmin, farmout, joint operating agreement, unitization agreement, or other agreement, in and to the oil, gas and/or mineral leases set forth on Exhibit “A,” including all leasehold estates, royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, mineral interests, and any other interests of Seller in said oil, gas and/or mineral leases, or lands covered by said leases, it being the intent hereof that the leases, properties and interests and the legal descriptions and depth limitations set forth on Exhibit “A” or in instruments described in Exhibit “A,” includes all of Seller’s right, title and interest in said oil, gas and/or mineral leases, other than the Excluded Assets, including but not limited to those described on Exhibit “A” or in instruments described in Exhibit “A” even though such interests may be incorrectly described in Exhibit “A” or omitted from Exhibit “A.”

1.39 “Liability” means any liability (whether asserted or unasserted, whether liquidated or unliquidated, whether known or unknown, and whether due or to become due).

1.40 “Material Adverse Effect” means with respect to a Party both before and after giving effect to the transactions contemplated by this Agreement, any change, occurrence or effect, direct or indirect, that could reasonably be expected to have a material adverse effect on the business of that Party, results of operations, assets, condition (financial or otherwise), or ability to satisfy obligations or liabilities (whether absolute or contingent) of that Party; provided, however, a Material Adverse Effect shall not apply to any adverse effect proximately caused by or resulting from any change in conditions generally affecting the industries in which that Party participates or the U.S. economy as a whole, provided that, such change or event does not have a disproportionate impact on that Party.

1.41 “NORM”shall be as defined in the definition of the “Environmental Defect.”

1.42 “Permitted Encumbrances” shall be as defined in Section 8.1(g).

1.43 “Person” shall mean any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

1.44 “Plugging and Abandonment Obligations” shall mean the responsibility and Liability, including but not limited to Claims for damages and/or other relief, for the following plugging and abandonment obligations related to the Assets, regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time:

(a) the necessary and proper plugging, replugging and abandonment of all Wells;

(b) the necessary and proper removal, abandonment, and disposal of all platforms, structures, pipelines, equipment, abandoned property and junk located on or comprising part of the Assets;

(c) to the extent required by the applicable authorized Governmental Entity and the owners of the property affected, the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets;

(d) the necessary and proper restoration of the Assets and/or the property covered by the Assets or upon which the Assets are located, both surface, surface water, groundwater, waterbottom and subsurface, to such condition as may be required by applicable Laws or contract;

(e) any necessary clean-up or disposal of Assets contaminated by NORM as may be required by applicable Laws or contract;

(f) all plugging, abandonment and obligations arising from contractual requirements and demands made by authorized Governmental Entity or Persons claiming an interest in the Assets and/or the property covered by the Assets or upon which the Assets are located; and

(g) any and all indemnity obligations of Seller with respect to any of the above, along with any and all Claims against Seller for indemnity with respect to any of the above, under, pursuant to or arising from any acquisition, purchase and sale or other agreement.

1.45 “Preferential Purchase Rights” shall mean preferential rights, preemptive rights or contracts, rights of first refusal or other commitments or understandings of a similar nature to which Seller is a party or to which the Assets are subject.

1.46 “Purchase Price” shall be as defined in Section 3.1.

1.47 “Purchase Price Allocation Schedule” shall be as defined in Section 20.9(a).

1.48 “Purchased Assets” shall be defined as the Assets purchased by and sold to the Buyer by the Seller pursuant to the terms of this Agreement.

1.49 “Real Property, Personal Property and Incidental Rights”  shall mean all rights, titles, claims and interests of Seller in and to or derived from the following, insofar as the same do not constitute Excluded Assets and are attributable to, appurtenant to, incidental to, or used for the ownership or operation of the Leases or other Assets:

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(a) all mineral interests and royalty interests, including but not limited to those  described on Exhibit “C” or in instruments described on Exhibit “C”;

(b) all easements, rights-of-way, surface leases, permits, licenses, surface estate interests or other interests relating to the use of the surface or subsurface of lands, including but not limited to those described on Exhibit “C,” or in instruments described on Exhibit “C”;

(c) all Wells, along with all equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, dehydration facilities, platforms, tank batteries, appurtenances, and improvements situated upon the Assets or lands pooled or unitized therewith as of or after the Effective Time or used or held for use in connection with the ownership, development or operation of the Assets or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the Wells or the Leases or lands pooled or unitized therewith;

(d) all rights pursuant to contracts, agreements, and instruments to the extent attributable to and affecting the Assets in existence as of or after the Effective Time, including all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing, disposal and fractionating contracts, all unit agreements, orders and decisions of Governmental Entities establishing units, participation agreements, exchange agreements, joint operating agreements, enhanced recovery and injection agreements, farmout agreements and farmin agreements, options, drilling agreements, exploration agreements, assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent same are attributable to the Assets, including but not limited to those described on Exhibit “D”, but excluding any contracts, agreements, and/or instruments to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Article 10 and provided that the contracts, agreements and/or instruments shall not include the instruments constituting the Leases;

(e) the Basic Documents, including but not limited to all original lease files, land files, well files, production records, division order files (including paysheets and supporting files), abstracts, title opinions, and contract files, insofar as the same are directly related to the Assets, including, without limitation, all geologicalinformation and data, 2-D and 3-D seismic and geophysical information and data (including all proprietary seismic data of Seller, if any, and seismic data licensed from third Persons, including reprocessed data, except to the extent the Buyer is unwilling to pay all third Person transfer fees), interpretive data, technical evaluations, technical outputs, reserve estimates and economic estimates including Seller's proprietary interpretations of same.

1.50 “Regulated Substances” shall be as defined in the definition of “Environmental Defect.”

1.51 “Request Date” shall be defined in Section 3.2(c).

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

1.52 “Retained Obligations”

shall mean all Liabilities, Claims, duties, and obligations that arise out of the ownership, operation or use of the Assets that are not Assumed Obligations, including but not limited to:

(a) Claims for personal injury or wrongful death and property damage  occurring or arising prior to the Effective Time;

(b) the Plugging and Abandonment Obligations arising prior to the Effective Time;

(c) all Environmental Obligations arising prior to the Effective Time

(d) responsibility to any Governmental Entity or any Person for any offsite transportation, treatment, storage or disposal by Seller, prior to the Effective Time, of Regulated Substances produced from the Assets, and stored or disposed of, on, in or below any property, including that which forms a part of the Assets, for which and to the extent that remediation is required by any Environmental Law or any applicable lease or other agreement; for purposes of this subpart “(b),” “offsite transportation, treatment, storage or disposal” shall include the seepage, leakage or other migration of Regulated Substances from the property forming part of the Assets to other lands;

(e) responsibility and Liability for any investigations, claims, demands, actions, suits, or administrative, legal or arbitration proceedings, and the Claims thereunder, whether actual, threatened or unasserted, relating to or arising from the acts, omissions or otherwise prior to the Effective Time; including, but not limited to,the litigation and threatened litigation listed on Exhibit “H”;

(f) except as otherwise provided in this Agreement (including all Assumed Obligations of Buyer), all other Liabilities, Claims, duties, and obligations that arise out of the ownership, operation or use of the Assets prior to the Effective Time, including, but not limited to, the payment of all operating expenses and capital expenditures relating to the Assets, all Liabilities, duties, and obligations, express or implied, imposed upon Seller under the provisions of the Leases (including, without limitation, the payment of royalties) and under all applicable Laws; and

(g) obligations with respect to gas production, sales or, processing imbalances with third Persons to the extent provided in Article 18.

1.53 “Seller Indemnitees” shall be as defined in Section 17.2.

1.54 “Seller's Credits” shall be as defined in Section 3.2(a)(i).

1.55 “Third Party Claim” shall be as defined in Section 17.7(b).

1.56 “Third Party Interests” shall be as defined in Section 10.1(c).

1.57 “Title Defect” shall be as defined in Section 8.1(e).

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

1.58 “Title Defect Notice Date” shall be as defined in Section 8.2.

1.59 “Title Defect Property” shall be as defined in Section 8.1(f).

1.60 “Transfer Requirement”  means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Entity in connection with the sale or conveyance of oil and/or gas leases, surface leases, contracts, agreements or other instruments, if they are not required prior to the assignment or they are customarily obtained subsequent to the sale or conveyance (including consents from federal and state agencies).

1.61 “Well” or “Wells”  shall refer to all wells located on the Assets, or lands pooled or unitized therewith, including but not limited to those wells identified on Exhibit“B” attached hereto, whether or not such wells are producing, active or inactive, plugged and abandoned, temporarily abandoned, shut-in, injection wells, disposal wells, water supply wells or otherwise.

ARTICLE 2 - AGREEMENT TO PURCHASE AND SELL

Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign, set over and deliver to Buyer and Buyer agrees to purchase and pay for the Assets and to assume only the Assumed Obligations.

ARTICLE 3 - PURCHASE PRICE AND PAYMENT

3.1 Purchase Price.

Subject to adjustment as provided in Section 3.2 set forth below, the purchase price for the Assets (the “Purchase Price”) shall be TWO MILLION DOLLARS ($2,000,000), which shall be credited against the amounts owed by Seller to Buyer under a Promissory Note dated February 7, 2011 and as amended.

3.2 Purchase Price Adjustments.

(a) The purchase Price for the Assets shall be adjusted as follows (the resulting amount being herein referred to as the “Adjusted Purchase Price”):

(i) The Purchase Price shall be increased by an amount equal to the sum of the following amounts (determined without duplication) (“Seller’s Credits”):

(A)           the amount of all production expenses, operating expenses and all other expenditures customarily billed under operating agreements(excluding the compensation paid to Seller under Section 11.1(d), below) attributable to the ownership or operation of the Purchased Assets after the Effective Time and paid by Seller prior to the Closing Date in accordance with Section 11.1;

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(B)           the amountof all reasonable prepaid costs and expenses attributable to the Purchased Assets prior to the Effective Time and which are attributable to the period of time from and after the Effective Time;

(C)           the amountof all ad valorem, property, production, excise, severance and similar taxes and assessments (but not including income taxes), which taxes and assessments accrue to the Purchased Assets after the Effective Time, and are paid by Seller;

(D)           the amountof any Hydrocarbon underbalances as provided in Article 18; and

(E)           any other amountagreed upon by Seller and Buyer in writing prior to Closing.

(ii) The Purchase Price shall be adjusted downward by an amount equal to the sum of the following amounts (determined without duplication) (“Buyer’s Credits”):

(A)           the collected sales valueof all Hydrocarbons sold by the Seller after the Effective Time, all of which are attributable to the Purchased Assets, and any other monies collected by the Seller with respect to the ownership interest being sold of the Purchased Assets after the Effective Time, but excepting interest income attributable thereto.

(B)           the amount of all unpaid ad valorem, property, production, excise, severance and similar taxes and assessments (but not including income taxes), which taxes and assessments accrue to the Purchased Assets prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Purchased Assets for the immediately preceding tax period just ended;

(C)           an amountequal to any Preferential Purchase Rights or Consents as provided in Article 10;

(D)           an amountequal to the value of all Title Defects, as provided in Section8.3.

(E)           an amountequal to the value of all Environmental Defects, as provided in Section 7.3;

(F)           the amountof any Hydrocarbon overbalances as provided in Article 18; and

(H)           any other amountagreed upon by Seller and Buyer in writing prior to Closing.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(b) Seller shall prepare and deliver to Buyer, at least five (5) business days prior to Closing, Seller's estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section 3.2(a).  The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing.  In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Buyer's agreed upon estimated adjustments and Buyer’s good faith estimate of any disputed amounts (and any such disputes shall be resolved by the Parties in connection with the resolution of the Final Settlement Statement).

(c) Within sixty (60) days after Closing (the “Final Settlement Date”), Seller shall provide to Buyer, for Buyer's concurrence, an accounting (the “Final Settlement Statement”) of the actual amounts of Seller's Credits and Buyer's Credits for the adjustments set out in Section 3.2(a).  Buyer shall have the right for sixty (60) days after receipt of the Final Settlement Statement to audit and take exceptions to such adjustments.  The Parties shall attempt in good faith to expeditiously resolve any disagreements on a best efforts basis.  Those credits agreed upon by Buyer and Seller shall be netted and the final settlement shall be paid as directed hereinbelow, on final adjustment by the Party owing it (the “Final Settlement”).  If Buyer and Seller are unable to agree with respect to the Final Settlement Statement on or before thirty (30) days after Buyer takes exception, then, at the written request of either Seller or Buyer, each of Seller and Buyer shall nominate and commit one of its senior officers to meet at a mutually agreed time and place not later than ten (10) days after the date of receipt by Buyer or Seller, as applicable, of such request (the “Request Date,”) to attempt to resolve same.  If such senior officers have been unable to resolve such Accounting Dispute within a period of thirty (30) days after the Request Date, either Party shall have the right, by written notice (the “Accounting Dispute Notice”) to the other Party to resolve the dispute (the “Accounting Dispute”) by the submission thereof to a nationally recognized independent public accounting firm commonly considered as one of the “Big 4” and reasonably accepted to Seller and Buyer, which firm shall serve as sole arbitrator (the “Accounting Referee”).  Within thirty (30) days of the selection of the Accounting Referee, each of Buyer and Seller shall submit to the Accounting Referee in writing its position with respect to the Accounting Dispute, specifying in reasonable detail the basis for the Accounting Dispute.  The scope of the Accounting Referee’s engagement shall be limited to the resolution of the items described in the Accounting Dispute Notice given in accordance with the foregoing.  The Accounting Referee shall be instructed by the Parties to resolve the Accounting Dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of thirty (30) days following the submission of the Parties’ positions regarding the Accounting Dispute to the Accounting Referee.  The decision and award of the Accounting Referee shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Law, and decision and award thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.  Payment of any amount determined to be payable by the Accounting Referee hereunder or by the Parties pursuant to the agreed upon Final Settlement Statement shall be made,within fifteen (15) business days after such determination.  The fees and expenses of the Accounting Referee shall be borne and paid one-half by Seller and one-half by Buyer.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(d) Seller is in the process of paying off the creditors who have filed lien affidavits as set forth on Exhibit P hereto, however this may not occur prior to the Closing Date.  If, within two (2) years of the filing of an Affidavit of Lien, the Buyer must pay any of lien claimants in order to prevent a suit to foreclose, Buyer shall increase the amount of the Promissory Note dated February 7, 2011 and as amended by the amount Buyer pays the creditor.

3.3 Allocation of Purchase Price.

Concurrent with the execution of this Agreement, Buyer shall allocate the unadjusted Purchase Price among each of the Assets, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder.  Such allocation of value upon the reasonable approval of the Seller shall be attached to this Agreement as Exhibit “F” (the “Allocated Value”).  On or before fifteen (15) Business Days after the execution of this Agreement Buyer shall provide to Seller a revised Exhibit “F” with an Allocated Value for any remaining Assets which were not addressed at the time of execution of this Agreement and such allocation of value shall upon the reasonable approval of the Seller shall be included in Exhibit “F.”  The Allocated Value for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit “F”, increased or reduced as described in this Article 3. After Seller and Buyer have agreed on the Allocated Values for the Assets, Seller will be deemed to have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller and Buyer agree (i) that the Allocated Values, as adjusted pursuant to the foregoing, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Bodies, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders, or in other documents or notices relating to the transactions contemplated by this Agreement. Buyer and Seller further agree that, on or before the Final Settlement Date (or the Closing Date, in the event of a Like-Kind Exchange Transaction), they will mutually agree as to the further allocation of the Allocated Values included in Exhibit “F” as to the relative portion of those values attributable to leasehold costs and depreciable equipment. Seller's allocation of values attributable to leasehold costs and depreciable equipment will be controlling to the extent that Buyer and Seller are unable to agree on the allocation of values attributable to leasehold costs and depreciable equipment.

ARTICLE 4 . - SELLER'S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the date hereof, and the Closing Date that:

(a) Seller is duly organized, validly existing, and in good standing under the Laws of the state in which it was formed, and is duly qualified to carry on its business in the jurisdictions where required to do so;

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Seller’s governing documents or any agreement or instrument to which it is a party or by which it or the Assets are bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller, except as identified on Schedule 4(b);

(c) This Agreement, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing, constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to applicable bankruptcy and other similar Laws of general application with respect to creditors;

(d) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the Knowledge of Seller threatened against Seller;

(e) The execution, delivery and performance of this Agreement, and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Seller;

(f) Neither Seller nor any affiliate of Seller has incurred any obligation or Liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement and the transaction provided herein for which Buyer shall have any Liability or responsibility or which shall encumber the Assets;

(g) Other than as set forth in Exhibit “H,” there are no investigations, demands, actions, suits, or administrative, legal or arbitration proceedings (including condemnation, expropriation, or forfeiture proceedings) pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates, or against or involving any Asset: (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which, individually or in the aggregate, would or could adversely affect the Assets or the transfer of the Assets from Seller to Buyer, including Seller’s title to the Assets, in any material respect;

(h) Exhibit “I” contains a complete and accurate list of the status of any “payout” balance (net to the interest of Seller), as of the dates shown in Exhibit “I,” for each Asset that is subject to a reversion or other adjustment at some level of cost recovery or payout;

(i) The transfer of the Assets to Buyer will not violate at the Closing Date any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien or security interest on any portion of the Assets or result in the acceleration of any debt of Seller, except as to those mortgages or instruments to be released at Closing as provided in Section 13.2(f)herein;

(j) Except as set forth on Schedule 4(j), those Assets operated by Seller or its Affiliates, and, those Assets operated by third Persons to the Knowledge of Seller, are in material compliance with all Laws pertaining to the Assets, and none of Seller or any of its Affiliates has received or has Knowledge of any written notice of any material non-compliance with any such Law;

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(k) Except as set forth on Schedule 4(k), with respect to those Assets operated by Seller or its Affiliates, Seller has, and with respect to those Assets operated by a third Person to the Knowledge of Seller, such third Person has, all governmental permits necessary for the operation of such Assets, and Seller and its Affiliateare not, and, to the Knowledge of Seller, such third Person is not, in material default under any permit, license or agreement relating to the operation and maintenance of the Assets;

(l) Except as set forth on Exhibit “K”, there are no waivers, consents to assign, Transfer Requirements, approvals or similar rights owned by third Persons and required in connection with the conveyance of the Assets from Seller to Buyer;

(m) Except as set forth on Exhibit “K,”, there are no Preferential Purchase Rights to which the Assets are subject;

(n) No Hydrocarbons produced or to be produced from the Assets are subject to any Hydrocarbon sales, purchase or exchange contracts other than those identified on Exhibit “D” and, no third Person has any call upon, option to purchase, take-or-pay obligations, dedication rights or similar rights with respect to the Hydrocarbons produced or to be produced from Assets, except as described on Exhibit “D”;

(o) Except as set forth on Exhibit “J,” there are no Hydrocarbon imbalances with respect to the Assets;

(p) All tax returns required to be filed with respect to the Assets have been duly and timely filed, each such tax return is true, correct and complete in all material respects, and all taxes (including, but not limited to, ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments based on or measured by the ownership of property or the production or removal or hydrocarbons or the receipt of proceeds there from on the Assets) owed with respect to the Assets (whether or not shown on a tax return) have been timely paid in full.  There are no liens for taxes on any of the Assets other than Permitted Encumbrances;

(q) Except as reflected on Schedule 4(q)there are no authorities for expenditures or other commitments or obligations to incur capital expenditures outstanding in excess of twenty five thousand dollars ($25,000.00) net to Seller’s interest in the aggregate, in connection with the ownership or operation of the Assets and no such authorities, commitments or obligations shall be incurred after the date hereof except in accordance with Section 11.1;

(r) No swap, hedge, forward sale, or similar type transaction, exists that would require delivery of Hydrocarbons produced from the Assets after the Effective Time without being able to then or thereafter receive payment for such Hydrocarbons;

(s) Except as reflected on Schedule 4(t), there is no outstanding Claim concerning any property taxes with respect to the Assets and no assessment, deficiency or adjustment has been asserted or proposed with respect thereto, and Seller has not waived any statute of limitations with respect to such taxes or agreed to any extension of time with respect to any such tax assessment or deficiency;

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(t) Schedule 4(u) lists all bonds and letters of credit maintained by Seller or any of its Affiliates with respect to the Assets that Buyer will be obligated to replace pursuant to Section 20.23 hereof; and

(u) Except as provided in Exhibit “P,” there are no mortgages, liens, or other similar encumbrances affecting the Assets other than Permitted Encumbrances; and

(v) If any of the interests comprising the Assets were acquired by Seller under farmout, exploration, development, participation and other agreements and Seller has not as of the Closing Date received assignments to such interests (all of which Seller represents are described in Schedule 4(w)), then, with respect to such Assets (regardless of whether or not described in Schedule 4(w)), Seller represents to Buyer (in addition to and not in lieu of other representations provided in this Agreement) that except for consents set forth on Schedule 4(l) and interests which cannot be assigned due to provisions in operating agreements prohibiting assignments of interests which do not meet specified minimum interest requirements, all conditions to earning assignments of record title or operating rights, as the case may be, to such Assets have been fully satisfied by Seller.  As requested by Buyer from time to time, Seller agrees to notify each holder of interests in such Assets (which are the subject of such notice) before Closing that Buyer has purchased the Assets and to direct each such interest holder to make all such assignments of interest in the Assets to Seller.  With respect to any such assignments received by Seller after Closing, Seller agrees to promptly assign such interests to Buyer pursuant to the provisions of this Agreement as if such assignments had been made at Closing.  All such property interests, whether assigned to Buyer by Seller or such third Person, shall be Assets for all purposes of this Agreement.

(w) None of the Assets is subject to any mineral reservations or top leases.  There are no unrecorded documents or agreements which may result in impairment or loss of Seller’s ability to convey the Assets.

(x) Seller has Defensible Title to the Assets as of the Effective Date, has Defensible Title to the Assets as of the date hereof, and will have Defensible title to the Assets as of the Closing Date.

(y) Seller shall not directly or indirectly reserve or retain recorded or unrecorded interests in any of the Assets, and Seller shall not reserve recorded or unrecorded executory rights.

(z) Each of the Leases is in full force and effect, and all royalties, rentals, and other payments due thereon by Seller and, to the best of Seller’s Knowledge, by others have been timely and properly paid.  All of the Wells have been drilled and completed within the boundaries of such Leases or within the limits otherwise permitted by contract, pooling or unit agreement and by law, and as of Closing Date the production of oil and gas there from will not have been in excess of the allowable production allocated to such wells.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(aa) Seller has not in any respect collected, nor will Seller in any respect collect any proceeds from the sale of oil, condensate and gas from the Assets which are subject to a refund.  Proceeds from the sale of oil, condensate and gas from the Asset are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.

(bb) With respect to the Basic Documents in all respects:  (i) all are in full force and effect and are valid and binding obligations;  (ii) Seller is not currently in material breach or default with respect to any of its obligations under any Basic Document or any regulations incorporated therein or governing same; (iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties, and joint interest or other billings under unit or operating agreements) due thereunder have been made by Seller;  (iv) to the best of Seller’s Knowledge, no other party to any Basic Document (or any successor in interest thereto) is in breach or default with respect to any of its obligations thereunder;  (v) neither Seller nor any other party to any Basic Document has given or threatened to give notice of any (1) breach by any party or (2) action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any provision thereof;  and (vi) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of, constitute a default under, or result in a violation of the provisions of any Basic Document.

(cc) With respect to Leases, unit agreements, pooling agreements, communitization agreements, and other Basic Documents creating interests constituting the Assets, (i) Seller has in all respects fulfilled all requirements for filings, certificates, disclosures of parties in interests, and other similar matters contained in (or otherwise applicable thereto by law, rule or regulation) such Leases or other documents granting or governing the operation or maintenance of the Assets, and Seller is fully qualified to own, hold and exercise such rights under such Leases or other documents;  (ii) there are no objections to drill additional wells or to engage in other development operations, except for obligations arising under offset well provisions and obligations arising under provisions of unit operating agreements which allow the parties thereto to elect whether or not they will participate; however,  to the best of Seller’s Knowledge, there are no current proposals to drill such wells; (iii) there are no limitations as to the depths covered or substances to which such interests purport to apply; (iv) there are no provisions applicable to the Leases or other Basic Documents which increase the royalty provisions (other than those allowing a lessor the right to take in kind) requiring the payment of royalties on any basis other than proceeds actually received by the lessees;  and (vi) the Leases and other interests do not have terms fixed by a certain number of years.

(dd) With respect to the joint, unit or other operating agreements relating to the Assets: (a) there are no outstanding calls or payments under authorizations for expenditures or payments which are due or which Seller has committed to make which have not been paid; (b) there are no material operations by less than all parties;  (c) there are no operations under the operating agreements with respect to which Seller has become a non-consenting party; and (d) all such agreements are identified on Exhibit “D”.

(ee) All agreements which will be applicable to the Assets upon consummation of the transactions contemplated hereby are of the type generally found in the oil and gas industry, do not (individually or in the aggregate) contain unusual provisions which may operate in an adverse manner with respect to the Assets, and are in form and substance considered conventional within the oil and gas industry.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(ff) All personal property and fixtures constituting a part of the Assets have been maintained in all respects in a state of repair so as to be adequate for normal operations and are in all material respects in good working order.

(gg) The Assets do not include any properties that have been plugged and abandoned or have material clean-up and restoration liabilities associated therewith.  The Assets do not include any Wells, whether or not set forth on Exhibit “B”, shown to be producing or temporarily abandoned, which as of the Effective Date required, in accordance with sound oilfield practice or pursuant to orders of a governmental authority, or which have been AFE’ed for, temporary or permanent plugging and abandonment.  No well constituting a part of the Assets will obligate the owners thereof within one year from the Closing Date to expend funds in excess of $30,000.00 for plugging abandonment costs (including environmental clean-up costs or damages), net of salvage value of existing well equipment.  There are no Wells located on the lands covered by, or attributable to, Leases that have expired.

(hh) All material permits, licenses and other authorizations which are required under federal, state and local news with respect to pollution or protection of the environments relating to the Assets have been obtained;   Seller is in compliance in all material respects with such authorizations and laws;  and Seller is not subject to any orders requiring environmental assessment or remediation and has not received notice of any, or discovered any, event reasonably likely to give rise to any material liability based on or related to pollutants, contaminants, or hazardous or toxic materials or wastes from or attributable to the Assets.

(ii) No statement, representation or warranty of Seller contained in this Agreement, or any information set forth or contained in the exhibits hereto or furnished by Seller in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements made not misleading.  Seller has no Knowledge of any matter which materially and aversely affects (or may materially and aversely affect) the operations or conditions of any of the Assets, which has not been set forth in this Agreement or the exhibits hereto.

(jj) To the Knowledge of Seller, Seller is not aware of any facts or circumstances that would serve as the basis for a claim by Seller against Buyer based upon a breach of any of the representations and warranties of Buyer contained in this Agreement.  Seller shall be deemed to have waived in full any breach of any of Buyer’s representations and warranties of which Seller has such awareness at the Closing.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

ARTICLE 5 . - BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the date hereof, and the Closing Date that:

(a) Buyer is a corporationduly organized, validly existing, and in good standing under the Laws of the State ofDelaware, and is, or will be as of the Closing Date, duly qualified to carry on its business in those states where it is required to do so, including Texas;

(b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's articles of incorporation, partnership agreement(s), by-laws or governing documents or any agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule, or regulation applicable to Buyer;

(c) The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Buyer;

(d) This Agreement, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

(e) Neither Buyer nor any affiliate of Buyer has incurred any obligation or Liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement and the transaction provided herein for which Seller shall have any Liability or responsibility;

(f) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on Seller’s express representations set forth herein and its own expertise and legal, tax, reservoir engineering, accounting, and other professional counsel concerning this Agreement, the Assets and the value thereof;

(g) Buyer has, or by Closing will have, the financial resources to close the transaction contemplated by this Agreement, whether by third Person financing or otherwise;

(h) Buyer acknowledges the existence of the Claims and suits described in Exhibit “H” and that these Claims and suits are Permitted Encumbrances as set forth in Section 8.1(d).  Buyer further acknowledges that Buyer has, or by Closing will have, legal counsel of its choice fully review those Claims and suits identified on Exhibit “H”;

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(i) Buyer is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act, and applicable state securities Laws;

(j) Buyer is experienced and knowledgeable in the oil and gas business and aware of the risks of that business.  Buyer represents and warrants that (i) as of the execution date of this Agreement it has made all such independent investigation, verification, analysis and evaluation of the Assets as it deems necessary or appropriate to enter into this Agreement, and (ii) it has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to execute and deliver this Agreement (iii) prior to Closing, it will make further independent investigations, inspections and evaluations of the Assets as it deems necessary or appropriate to consummate the transactions contemplated hereby and (iv) that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon Seller’s express representations set forth herein and its own independent investigation, verification, analysis and evaluation; and

(k) Buyer shall, at Closing, be qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator.  To the extent required by the applicable state and federal government, Buyer shall, at Closing, maintain lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases.

ARTICLE 6 . - ACCESS TO INFORMATION AND INSPECTIONS

6.1 Title Files.

Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements, title curative, other title materials and agreements pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller or its Affiliates.  Except as otherwise provided herein, no warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

6.2 Other Files.

Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, all Basic Documents, production, well, regulatory, engineering and geological information, accounting information, environmental information, inspections and reports, and other information, files, books, records, and data pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller, including economic evaluations and Seller’s proprietary interpretations of same and reserve reports but excepting any such information that is subject to confidentiality agreements or to the attorney/client and work product privileges (provided Seller shall use its reasonable efforts to obtain waivers of any confidentiality restrictions).  The exception as to the attorney/client and work product privilege shall not apply to litigation for which Seller will be responsible for pursuant to Section 17.6 below.  Except as otherwise provided herein, no warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

6.3 Copies.

Buyer will be allowed to make copies of the files described in Article 6 at Buyer’s sole cost and expense; provided that, in the sole judgment of Seller, (i) such copying is of a limited nature and, (ii) such copying does not unduly interfere with the conduct of Seller’s operation or business.

6.4 Confidentiality Agreement.  All information made available to Buyer pursuant to Article 6 shall be maintained confidential by Buyer until Closing. The information protected by such confidentiality obligation does not include any information that (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by Buyer), or which after such disclosure comes into the public domain through no fault of Buyer or its representatives, or (ii) is or was available to Buyer on a non-confidential basis, or (iii) is already known to Buyer, as evidenced by Buyer’s written records, at the time of its disclosure by Seller to Buyer.  Buyer may disclose the information or portions thereof to those employees, agents or representatives of Buyer who need to know such information for the purpose of assisting Buyer in connection with its performance of this Agreement. Further, in the event that Buyer is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the information, Buyer shall provide Seller with prompt written notice of such request or requirement, so that Seller may seek such protective order or other appropriate remedy as it may desire.  Buyer shall further take reasonable steps to ensure that Buyer's employees, consultants and agents comply with the provisions of this Section 6.4.

6.5 Inspections.

Promptly after the execution of this Agreement and until Closing, Seller, subject to any necessary third-Person operator approval (which Seller shall use its reasonable efforts to obtain), shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets for all purposes, including any Environmental Defects.

6.6 No Warranty or Representation on Seller's Information.

EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

6.7 Inspection Indemnity.  If Buyer exercises rights of access under this Article 6 or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against Seller (and its Affiliates and the respective directors, officers, employees, attorneys, contractors, agents and successors and assigns) arising in any way therefrom or in any way connected therewith or arising in connection with the conduct of its directors, officers, employees, attorneys, contractors and agents in connection therewith and (b) Buyer shall indemnify, defend and hold harmless the Seller from any and all claims, actions, causes of action liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorney’s fees), or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters; provided that such waiver, release and indemnification shall not apply to any representations, warranties or obligations of Seller pursuant to this Agreement.  THE FOREGOING RELEASE AND INDEMNIFICATION SHALL NOT APPLY TO THE EXTENT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

6.8 Amendments to Exhibits.

Seller and Buyer acknowledge that Buyer’s inspection of Seller’s records and files, or further review by Seller, prior to Closing may indicate that some or all of the Exhibits attached to this Agreement were not complete or entirely correct at the time of execution of this Agreement.  Accordingly, Seller and Buyer agree to revise and amend the Exhibits, as needed, so that they will be complete and accurate at Closing and shall be given effect as if made on the Closing Date prior to Closing, in the event Closing occurs.  It is understood, however, that such revisions or amendments shall not otherwise be taken into account in giving effect to (and shall not diminish or affect) any representations, rights, options, conditions, covenants and obligations of the Parties contained in this Agreement as originally executed unless otherwise mutually agreed by the Parties in writing.

ARTICLE 7 . - ENVIRONMENTAL MATTERS AND ADJUSTMENTS

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

7.1 Environmental Defects Notice  Upon execution of and pursuant to the terms of this Agreement, Buyer (and Buyer’s environmental consultants) shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the physical and environmental condition of the Assets and their compliance with applicable Environmental Laws.  If, in the course of conducting such investigation, Buyer discovers that any Asset is subject to a material Environmental Defect, Buyer may raise such Environmental Defect in the manner set forth hereafter.  For purposes hereof, the term “material” shall mean that the Buyer’s good faith estimate of the cost of remediating any single Environmental Defect (including the payment of any fines, penalties or other claims) exceeds five thousand dollars ($5,000.00), the Parties agreeing that such amount will be a per Environmental Defect deductible rather than a threshold.  No later than 5:00 p.m. Central Time five (5) business days prior to the Closing Date (the “Environmental Defect Notice Date”), Buyer shall notify Seller in writing specifying such Environmental Defects, if any, the Assets affected thereby, and Buyer's good faith estimate of the costs of remediating such defects, together with supporting documentation.  Seller may, but shall be under no obligation to, correct to the satisfaction of Buyer at its own cost and expense such defects on or before the Closing Date, in which case such affected Asset shall be included in the purchase and there shall be no reduction of the Purchase Price therefor.  Prior to Closing, Buyer and Seller shall treat all information regarding any environmental conditions as confidential, whether material or not, and shall not make any contact with any Governmental Entity or third Person (other than Buyer’s representatives, consultants and lenders) regarding same without the written consent of the other Party unless required by Law.

7.2 Non-Waiver of Environmental Defects.  If Buyer fails to notify Seller prior to or on the Environmental Defect Notice Date of any Environmental Defects, the Parties shall proceed with Closing but all such defects, whether known or unknown, will be deemed a Retained Obligation and Seller shall retain the risks, Liability and obligations associated with such defects.

7.3 Remedies for Environmental Defects  In the event any Environmental Defect, for which notice has been timely given as provided hereinabove, remains uncured as of Closing, Buyer, at its sole option, shall either (i) accept Seller’s agreement prior to Closing to cure or remediate, at Seller’s expense, such Environmental Defect as soon as reasonably possible after Closing and without any reduction to the Purchase Price in a manner acceptable to both Parties, and Seller shall indemnify Buyer with respect to any claims or Liability associated with such Environmental Defect or (ii) reduce the Purchase Price by the amount of the Defect Value as determined pursuant to Section 8.4, subject to application of the five-thousand dollars ($5,000.00) deductible described in Section 7.1or (iii) exclude the Asset impacted by the Environmental Defect from the transactions contemplated herein (such that they are not Purchased Assets)and reduce the Purchase Price by an amount equal to the Allocated Value of such Asset.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

ARTICLE 8 . - TITLE DEFECTS AND ADJUSTMENTS

8.1 Seller’s Title.

(a) Except for the special warranty of title referenced in Section 8.1(b) and without limiting Buyer’s rights to terminate this Agreement pursuant to Article 9 or not purchase the Asset and adjust the Purchase Price by operation of this Article 8, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be Buyer’s rights to terminate this Agreement pursuant to Article 9 ornot purchase the Asset and to adjust the Purchase Price to the extent provided in this Article 8 and (ii) after Closing, shall be pursuant to the special warranty of title referenced in Section 8.1(b).

(b) The conveyance to be delivered by Seller to Buyer shall be substantially in the form of Exhibit G hereto (the “Conveyance”).  THE CONVEYANCE, SUBJECT TO THE PERMITTED ENCUMBRANCES, SHALL BE MADE WITHOUT WARRANTY OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND WITHOUT RECOURSE, EVEN AS TO THE RETURN OF THE PURCHASE PRICE OR OTHER CONSIDERATION, EXCEPT THAT, SUBJECT TO THE PERMITTED ENCUMBRANCES, SELLER SHALL WARRANT TITLE TO THE ASSETS AGAINST ALL CLAIMS, LIENS, BURDENS AND ENCUMBRANCES ARISING BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE.  THE CONVEYANCES SHALL BE MADE WITH FULL SUBSTITUTION AND SUBROGATION TO BUYER IN AND TO ALL COVENANTS AND WARRANTIES BY OTHERS HERETOFORE GIVEN OR MADE TO SELLER WITH RESPECT TO THE ASSETS TO THE EXTENT SUCH MAY BE CONVEYED BY SELLER.

(c) Buyer shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported under this Article 8.

(d) “Defensible Title”

subject to and except for the Permitted Encumbrances, shall mean:

(i) such title held by Seller that entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Wellidentified in Exhibit “B” throughout the duration of the productive life of such Well (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit “B” for such Well, except decreases in connection with those operations in which Seller may after the Effective Time be a non-consenting co-owner, decreases resulting from the establishment or amendment after the Effective Time of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in such Exhibit “B”.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(ii) Such title held by Seller that obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Wellidentified in Exhibit “B” not greater than the “working interest” shown in Exhibit “B” for such Wellwithout increase throughout the productive life of such Well, except as stated in Exhibit “B” and except increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and

(iii) Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects.

(iv) As to personal property included in the Assets, Seller’s ownership thereof is free and clear of any liens, claims or encumbrances of any kind or character; and

(v) As to all other Assets, Seller’s ownership interest (a) is free and clear of any liens, claims or encumbrances of any kind or character; and (b) Seller is not in default under a material provision of any other contract or agreement affecting such Assets..

(e) “Title Defect” shall mean (i) any matter which causes Seller to have less than Defensible Title to any of the Assets, or (ii) any matter that causes one or more of the following statements to be untrue, except for Permitted Encumbrances:

(i) Seller has not received written notice from any Governmental Entity or any other Person (including employees) claiming any violation of any Law with respect to the Assets;

(ii) Seller, or the Operator of an Asset, has complied in all material respects with the provisions and requirements of all orders, regulations and rules issued or promulgated by Governmental Entities having jurisdiction with respect to the Assets and has filed for and obtained all governmental certificates, permits and other authorizations necessary for Seller’s current operation of the Assets other than permits, consents and authorizations required for the sale and transfer of the Assets to Buyer;

(iii) Seller has not materially defaulted or materially violated any agreement to which Seller is a party or any obligation to which Seller is bound affecting or pertaining to the Assets other than as disclosed hereunder or on any exhibit attached hereto;

(iv) The Leases and all material surface leases, easements and similar surface use agreements attributable to or affecting the Assets are in full force and effect; and

(v) All taxes, rentals, royalties, operating costs and expenses, and other costs and expenses related to the Assets which are due from or are the responsibility of Seller have been paid.

Notwithstanding the foregoing, imbalances with respect to oil or natural gas shall not be deemed to be Title Defects and shall be governed by Article 18, hereof.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(f) “Title Defect Property” shall mean any Asset or portion thereof burdened by a Title Defect.

(g) “Permitted Encumbrances” shall mean any of the following matters:

(1)           defects in the early chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings;

(2)           defects or irregularities arising out ofuncancelled mortgages, judgments or liens, the inscriptions of which, on their face, have expired has a matter of Law prior to the Effective Time, or prior unreleased oil and gas leases which, on their face, expired more than ten (10) years prior to the Effective Time and have not been maintained in force and effect by production or operations pursuant to the terms of such leases;

(3)           operator’s liens for amounts not yet due and payable, or those that are being contested in good faith by Seller in the ordinary course of business;

(4)           to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on, any of the Assets and do not decrease the net revenue interest of Seller below that set forth on Exhibit “B” or increase the working interest of Seller above that set forth on Exhibit “B”: (i) easements, rights-of-way, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, lakes, reservoirs or the like, (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by Seller or over which Seller owns rights of way, easements, permits or licenses, and (iii) the terms and conditions of all leases, agreements, orders, instruments and documents pertaining to the Assets;

(5)           all lessors’ royalties, overriding royalties, net profits interests, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Seller in any Assets affected thereby to the extent that Seller will not be able to deliver to Buyer, a net revenue interest of at least that reflected on Exhibit “B” of all Hydrocarbons produced, saved and marketed from or attributable to such Well, or impair the right to receive revenues attributable thereto;

(6)           Preferential Purchase Rights and required third Person consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

(7)           all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(8)           defects or irregularities of title arising out of events or transactions which have been barred by statutes of limitations or by adverse possession;

(9)           any encumbrance or other matter having an adverse effect on the value of the Assets of five thousand dollars ($5,000) or less, the Parties agreeing that such amount will be a per Title Defect deductible rather than a threshold;

(10)           rights reserved to or vested in any Governmental Entity to control or regulate any of the Assets in any manner, and all applicable Laws;

(11)           any encumbrance or other matter (whether or not constituting a Title Defect) expressly waived in writing by Buyer;and

(12)           the litigation and threatened litigation, and any Claims thereunder, as listed on Exhibit “H.”

8.2 Notice of Title Defects.

No later than 5:00 p.m. Central Time five (5) business days prior to the Closing Date (the “Title Defect Notice Date”), Buyer may provide Seller written notice of any Title Defect along with a description of those matters which, in Buyer's reasonable opinion, constitute Title Defects and setting forth in detail Buyer's calculation of the value for each Title Defect.  Seller may elect, at its sole cost and expense, but without obligation, to cure all or any portion of such Title Defects prior to Closing, in a manner acceptable to Buyer, in which case no reduction in the Purchase Price shall be made.  Subject to Buyer’s remedies for a breach of Seller’s obligations, or a breach of the special warranty of title set forth in the Conveyances, any Title Defects not asserted by Buyer on or prior to the Title Defect Notice Date shall be deemed waived by Buyer (which waived defects shall be deemed Permitted Encumbrances), the Parties shall proceed with Closing, Seller shall be under no obligation to correct such defects, and Buyer shall assume the risks, Liability and obligations associated with such defects.

8.3 Title Defect Adjustment.

(a) In the event any Title Defect, for which notice has been timely given as provided hereinabove, remains uncured as of Closing, Buyer, in its sole discretion, may elect to either (i) accept Seller’s agreement prior to closing to cure such Title Defect by October 31, 2012 (“Cure Period”) and by indemnifying Buyer against any Claims that may arise out of such Title Defect, subject to the provisions of Section 8.3(d)below, with no reduction in the Purchase Price; or (ii) reduce the Purchase Price by an amount equal to the Defect Value as determined pursuant to Section 8.4, subject to application of the five thousanddollars ($5,000.00) deductible or (iii) exclude the portion of the Asset impacted by the Title Defect from the transactions contemplated herein (such that they are not Purchased Assets) and reduce the Purchase Price by an amount equal to the Allocated Value of such portion of such Asset.  Should Seller elect either alternative “(i)” (indemnity) or (ii) (price reduction) in this Section 8.3(a), those Assets affected by the Title Defect shall be transferred to Buyer at Closing.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(b) If Seller elects to attempt to cure a Title Defect after Closing, Closing with respect to the portion of the Assets affected by such Title Defect will be deferred (the “Closing Deferred Property”).  Closing with respect to all other Assets will proceed as provided in this Agreement, but the Purchase Price delivered to Seller at such initial Closing shall be reduced by the Allocated Value of the Assets for all Closing Deferred Properties.  If Seller cures any Title Defect within the Cure Period, then the Closing with respect to the Closing Deferred Property for which such Title Defect has been cured will proceed and will be finalized within seven (7) days following the end of the Cure Period.  If Seller fails to cure any Title Defect prior to the expiration of the Cure Period, Buyer shall have the right to elect by written notice to Seller, which notice shall be delivered within seven (7) days after receipt by Buyer of Notice from Seller of such failure to cure any such Title Defect, to waive all of the Title Defects applicable to any Closing Deferred Property (which waived Title Defects shall be deemed Permitted Encumbrances) and proceed to Closing on such Closing Deferred Property.  If Buyer does not elect to waive an existing Title Defect, Seller shall retain the Closing Deferred Property and the Parties shall have no further obligation with respect thereto.  In the event that any such property is retained by Seller and revenue has regularly been paid with respect to such property, without complaint, for a period in excess of two (2) years, then Buyer agrees, except as required by law (i) not to take any action to interfere with such revenue stream, and (ii) to the extent that Buyer becomes payor of such revenue, to pay Seller such revenue upon receipt of an indemnity agreement from Seller.

(c) The following provisions shall apply to an election by Seller under the second sentence of Section 8.3(a) to cure a Title Defect by indemnifying Buyer with regard to such Title Defect:

(1)           Seller’s indemnity shall be for an indefinite period of time.

(2)           Seller shall execute and deliver to Buyer a mutually agreeable form of indemnity agreement with respect to such Title Defect, which shall indemnify Buyer from and against any and all Claims arising from or related to such Title Defect, including, without limitation, the portion of the Purchase Price paid by Buyer for the Assets affected thereby and all capital expenditures and other costs and expenses incurred by Buyer in connection with the ownership, operation and development of the Assets affected thereby.

(3)           Seller’s indemnity shall be freely transferable by Buyer to its successors and assigns of the Assets affected by such Title Defect, including without limitation, any lender to Buyer and any Buyer of such Assets, whether directly from Buyer or through any foreclosure proceeding; and

(d) Except as provided in Article 9, in the event any adjustment to the Purchase Price is made pursuant to alternative (ii) in the first sentence of Section 8(a) due to a Title Defect raised by Buyer, the Parties shall proceed with Closing and Seller shall be under no obligation to correct such defect.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

8.4 Environmental Defect and Title Defect Values.

Upon timely delivery of notice of an Environmental Defect and/or a Title Defect, Buyer and Seller shall in good faith use their reasonable efforts to agree on the validity and value of the claim for the purpose of making any adjustment to the Purchase Price based on the provisions herein (“Defect Value”).  :

(a) If the Title Defect is based on a difference in net revenue interest or expense interest from that shown on Exhibit “B” for the affected Assets, then thePurchase Price shall be proportionately reduced.

(b) If the Environmental Defect or Title Defect is liquidated in amount (for example, but not limited to, a lien, encumbrance, charge or penalty), then the adjustment to the Purchase Price shall be the sum necessary to be paid to the obligee to remove the defect from the Asset.

(c) If the Environmental Defect or Title Defect represents an obligation or burden upon the affected Assets for which the economic detriment is not liquidated but can be estimated with reasonable certainty as agreed to by the Parties, the adjustment to the Purchase Price shall be the sum necessary to compensate Buyer at Closing for the adverse economic effect which the Environmental Defect or Title Defect will have on the affected Assets, taking into account all relevant factors, including, but not limited to, the following:

(1)           the Allocated Value of the Assets affected by a Title Defect;

(2)           the economic assumptions the Buyer utilized in the determination of the Allocated Value of the Asset, including prices, forecasts, production, reserves, discount factors or other relevant information; and

(3)           cost to remediate an Environmental Defect.

ARTICLE 9 . - OPTION TO TERMINATE

9.1 Option to Terminate for Defects.  If the aggregate of the Defect Values attributable to all Environmental Defects and Title Defects determined pursuant to Articles 7 and 8 and the provisions of Section 9.3 below, shall exceed $300,000.00, then either Buyer or Seller may, at its sole option, terminate this Agreement without any further obligation by giving written notice of termination to the other Party at any time prior to Closing.  In the event of such termination, neither Party shall have any further obligation or Liability hereunder.

9.2 Option to Terminate for Defects and Other Matters.  If, prior to Closing the sum of (a) the aggregate Defect Values attributable to all Environmental Defects and Title Defects determined pursuant to Articles 7 and 8 and the provisions of Section 9.3 below, (b) the Allocated Values of all Assets excluded from the transactions contemplated hereby pursuant to Articles 7 and 8, (c) the Allocated Values of all Assets excluded from the transactions contemplated hereby because of the exercise of Preferential Purchase Rights or because the time period for exercising such Preferential Purchase Rights has not expired, (d) the Allocated Values of all Third Party Interests, and (e) the Allocated Values of all Assets affected by Casualty Losses excluded from the transactions contemplated hereby exceeds$800,000.00, then either Buyer or Seller may terminate this Agreement without any further obligation by giving written notice of termination to the other Party at any time prior to Closing.  In the event of such termination, neither Party shall have any further obligation or Liability hereunder.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

9.3 Dispute as to Defect Values.  In the event of a dispute between Seller and Buyer as to the Defect Value for an Environmental Defect or Title Defect, the Parties shall negotiate in good faith as to estimates of such Defect Value for purposes of this Article 9 only.  Should the Parties be unable to agree on a Defect Value, the Buyer’s good faith estimate of the Defect Value shall be utilized for purposes of this Article 9only.

ARTICLE 10 . - PREFERENTIAL PURCHASE RIGHTS AND CONSENTS OF THIRD PARTIES

10.1 Actions and Consents.

(a) Seller and Buyer agree that each shall use all commercially reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transactions provided in this Agreement and to assure that it will not be under any material corporate, legal, or contractual restriction that could prohibit or delay the timely consummation of such transaction.

(b) Seller shall notify all holders of (i) Preferential Purchase Rights relating to the Assets, (ii) rights of consent to the assignment or other Transfer Requirements, or (iii) rights of approval to the assignment of the Assets, and of such terms and conditions of this Agreement to which the holders of such rights are entitled.  Seller shall promptly notify Buyer if any Preferential Purchase Rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received.  If prior to Closing, any such Preferential Purchase Rights are timely and properly exercised, the interest or part thereof so affected shall be eliminated from the Assets and thePurchase Price reduced by the portion of the Purchase Price allocated to such interest or part thereof as provided in Exhibit “F.”

(c) With respect to any portion of the Assets for which a Preferential Purchase Right has not been asserted or waived prior to Closing or a consent or other approval to assign has not been granted and for which the time for election to exercise such Preferential Purchase Right or to grant such consent or approval has not expired (and Buyer is unwilling to assume the Liability associated with the failure to obtain such consent or approval), Closing with respect to the portion of the Assets subject to such outstanding obligations will be deferred (the “Third Party Interests”). Subject to Section 9.2, Closing with respect to all other Assets will proceed as provided in this Agreement, but thePurchase Price delivered to Seller at Closing will be reduced by the Allocated Value of the Third Party Interests.  In the event that within ninety (90) days after Closing any such Preferential Purchase Right is waived or consent or approval is obtained or the time for election to purchase or to deliver a consent or approval passes (such that under the applicable documents, Seller may sell the affected Third Party Interest to Buyer), then subject to the terms and conditions hereof (including Article 12) the Closing with respect to the applicable portion of the Third Party Interests will proceed promptly. If such waivers, consents or approvals as are necessary are not received by Seller within the applicable ninety (90) day period, Seller shall retain such Third Party Interests and the Parties shall have no further Liability or obligation to each other with respect thereto.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(d) If any additional Preferential Purchase Rights are discovered after Closing, or if a Preferential Purchase Rights holder alleges improper notice, then Buyer agrees to cooperate with Seller in giving effect to any such valid Preferential Purchase Rights.  In the event any such valid Preferential Purchase Rights are validly exercised after Closing, Buyer's sole remedy against Seller shall be return by Seller to Buyer of that portion of the Purchase Price allocated under Exhibit “F” to the portion of the Assets on which such rights are exercised and lost by Buyer to such third Person.

ARTICLE 11 . - COVENANTS

11.1 Covenants of Seller Pending Closing.

(a) From and after the date of execution of this Agreement and until the Closing, and subject to Section 11.2 and the constraints of applicable operating and other agreements, Seller shall operate, manage, and administer the Assets as a reasonable and prudent operator and in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.  Prior to Closing, Seller shall use all reasonable efforts to preserve in full force and effect all Leases, operating agreements, easements, rights-of-way, surface leases, permits, licenses, and agreements which relate to the Assets, and shall perform all obligations of Seller in or under all such agreements relating to the Assets.  Seller shall, except for emergency action taken in the face of serious risk to life, property, or the environment (1) submit to Buyer, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Assets which involve individual commitments of more than twenty thousand dollars ($20,000.00) to the 8/8ths interest; (2) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets; (3) obtain Buyer's written approval prior to voting under any operating, unit, joint venture, partnership or similar agreement relating to the Assets; and (4) not approve or elect to go nonconsent as to any proposed well located on the Assets or plug and abandon or agree to plug and abandon any Well without Buyer's prior written approval.  On any matter requiring Buyer's approval under this Section 11.1(a), Buyer shall respond within ten (10) Business Days to Seller's request for approval (unless Seller notifies Buyer that a shorter time to respond is required in which case the Buyer shall respond in the required time), and failure of Buyer to respond to Seller's request for approval within such time shall release Seller from the obligation to obtain Buyer's approval before proceeding on such matter.  With respect to emergency actions taken by Seller in the face of serious risk to life, property, or the environment, without prior approval of Buyer pursuant to the provisions above, Seller will advise Buyer of its actions as promptly as reasonably possible and consult with Buyer as to any further related actions.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(b) Seller shall promptly notify Buyer of any threatened or actual Claim before any Governmental Entity and any Claim which relates to the Assets or which is reasonably expected to result in impairment or loss of any material portion of the Assets or which might hinder or impede the operation of the Assets in any material respect.

(c) In addition, without the prior written approval of Buyer, Seller agrees to (i) not sell, lease, farmout, transfer, or otherwise dispose of, directly or indirectly, any Assets, except for sales of Hydrocarbons in the ordinary course of business or as reflected on Exhibit “D,” (ii) maintain all insurance with respect to the Assets currently in effect, (iii) remain in material compliance with all Laws with respect to its ownership and operation of the Assets as a reasonably prudent operator, (iv) not amend any material contract or enter into any contract affecting the Assets that would be considered a material contract if in effect as of the date of this Agreement, or (v) not waive or release any material Claim or right with respect to the Assets or settle any Claim with respect to the Assets, except to the extent constituting a Retained Obligation, or the litigation referred to in Section 17.6 below.

(d) As compensation for its services as Operator for the period between the Effective Time and the Closing Date with respect to Purchased Assets, Buyer shall pay to Seller an amount equal to Buyer’s share of all overhead charges and operating costs under the applicable Joint Operating Agreement.  Buyer will be entitled to any overhead payments from other working interest owners attributable to the same period.

(e) Seller shall cooperate with Buyer and shall execute such documents or instruments as may be reasonably necessary to arrange for the timely transfer to Buyer or re-issuance in the name of Buyer of all permits, licenses, registrations or other approvals required for Buyer’s post-Closing ownership or operation of the Assets, including without limitation those required under or pursuant to Environmental Laws.

11.2 Limitations on Seller's Covenants Pending Closing.

To the extent Seller is not the operator of any of the Assets, the obligations of Seller in Section 11.1 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use all reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance as would a reasonable prudent operator and within the constraints of the applicable operating agreements and other applicable agreements.

11.3 Notification of Breaches.

Until the Closing,

(a) Buyer shall notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(b) Seller shall notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in any material respect.

(c) If any of Buyer’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 16.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

ARTICLE 12 . - CLOSING CONDITIONS

12.1 Seller's Closing Conditions.

The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

(a) All representations and warranties of Buyer contained in this Agreement shall be true and accurate in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed, satisfied and complied with all agreements and covenants required by this Agreement to be performed, satisfied and complied with by Buyer at or prior to the Closing, and Buyer shall have executed and delivered to Seller an officer’s certificate of Buyer confirming the same;

(b) The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Buyer;

(c) All necessary consents of and filings with any Governmental Entity relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing;

(d) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any Governmental Entity seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement; and

(e) Buyer shall have delivered (or be ready, willing and able to deliver) all agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer to Seller prior to or in connection with the Closing.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(f) Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise.)

(g) Buyer shall have executed and delivered the Participation Agreement with Seller substantially in the forms attached hereto as Exhibit R.

(h) From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, business or operations of Buyer of its subsidiaries, taken as a whole, that would constitute a Material Adverse Effect.

12.2 Buyer's Closing Conditions.

The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

(a) All representations and warranties of Seller contained in this Agreement shall be true and accurate in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed, satisfied and complied with all agreements and covenants required by this Agreement to be performed, satisfied and complied with by Seller at or prior to the Closing, and Seller shall have executed and delivered to Buyer an officer’s certificate of Seller confirming the same;

(b) The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Seller;

(c) All necessary consents of and filings with any Governmental Entity relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing;

(d) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any Governmental Entity seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement; and

(e) Seller shall have delivered (or be ready, willing and able to deliver) all agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Seller to Buyer prior to or in connection with the Closing.

(f) Any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise.)

(g) From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, business or operations of Seller of its subsidiaries, taken as a whole, that would constitute a Material Adverse Effect.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(h) The aggregate of all adjustments to the Purchase Price shall not exceed $100,000.

(i) The transactions contemplated herein shall have been approved by the Board of Directors of the Buyer.  Seller acknowledges that such approval will require an agreement, in form and substance acceptable to Buyer’s Board in its sole discretion, between Buyer and Devon Energy Production Company LPthat extends, amends and/or ratifies the Farmout Agreement between Seller and Devon dated October 4, 2010 (as thereafter amended) in a manner that permits Buyer to earn and/or retain the interests that the "Farmee" is or was eligible to earn or retain thereunder.

ARTICLE 13 . - CLOSING

13.1 Closing.

Consummation of the purchase and sale transaction contemplated by this Agreement, (the “Closing”) shall, unless otherwise agreed in writing by Seller and Buyer, be held at the offices of Sellerat 10:00 a.m., local time, on August 31, 2012 or at such earlier date or place as the Parties may agree in writing (herein called “Closing Date”).  Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties.

13.2 Seller's Closing Obligations.

At Closing, Seller shall deliver to Buyer the following:

(a) the Conveyance and such other documents as may be reasonably necessary to convey the Purchased Assets to Buyer in accordance with the provisions hereof, executed by Seller;

(b) a non-foreign affidavit executed by Seller in the form attached as Exhibit “M”;

(c) copies of all applicable waivers, consents, approvals, permits and actions relating to the Purchased Assets obtained;

(d) exclusive possession of the Purchased Assets;

(e) a certificate of the Secretary or an Assistant Secretary of the Seller, certifying (i) that true and complete copies of the resolutions duly and validly adopted by the board of directors of Seller (as applicable) evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are attached thereto and are in full force and effect and (ii) to the incumbency of the officers of the Seller executing this Agreement and the instruments contemplated hereby;

(f) an executed counterpart of the amendment to the Promissory Note in substantially the same form as Exhibit “Q” attached hereto;

(g) any indemnification agreements required by Sections 7 and 8; and

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(h) Any deliverables set forth in Section 12.2 above.

13.3 Buyer's Closing Obligations.

At Closing, Buyer shall deliver to Seller the following:

(a) Conveyances executed by Buyer,

(b) an executed counterpart of the amendment to the Promissory Note in substantially the same form as Exhibit “Q” attached hereto;

(c) deliver a certificate of the Secretary or an Assistant Secretary of the Buyer, certifying (i) that true and complete copies of the resolutions duly and validly adopted by the board of directors of Buyer evidencing the authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are attached thereto and are in full force and effect and (ii) to the incumbency of the officers of the Buyer executing this Agreement and the instruments contemplated hereby; and

(d) Any deliverables set forth in Section 12.1 above.

13.4 Joint Closing Obligations.

Both Parties at Closing shall execute the following:

(a) a Closing Statement evidencing Purchased Assets and all adjustments to the Purchase Price taken into account at Closing.

All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring and each shall be a condition precedent to the other.

ARTICLE 14 - LIMITATIONS ON WARRANTIES

AND REMEDIES/DTPA- WAIVER

14.1 Limitations on Warranties and Remedies.

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE CONVEYANCE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER “AS IS, WHERE IS, AND WITH ALL FAULTS” AND NO WARRANTIES OR REPRESENTATIONS OF

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF SELLER.  IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING BUYER SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND SHALL HAVE SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER ACCEPTS SAME IN ITS “AS IS, WHERE IS AND WITH ALL FAULTS” CONDITION, SUBJECT TO BUYER’S RIGHTS HEREUNDER.  EXCEPT FOR THE LIMITED WARRANTY OF TITLE SET FORTH IN THE CONVEYANCE AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, OR CONFORMITY TO SAMPLES.

BUYER ACKNOWLEDGES THAT THIS EXPRESS WAIVER IS A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND BUYER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER FOR THE ABOVE DESCRIBED PROPERTY.  THE WAIVERS INCLUDED IN THIS SECTION 14.1 ARE NOT INTENDED TO ALTER OR LIMIT REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT OR IN RELATED CONVEYANCE DOCUMENTS.

The above is subject to the other terms and conditions of this Agreement.

14.2 Waiver of Trade Practices Acts.

(a) It is the intention of the parties that Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices--Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”).  As such, Buyer hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Buyer does not waive § 17.555 of the DTPA.  Buyer acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b) Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA.  Buyer further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

ARTICLE 15 . - CASUALTY LOSS AND CONDEMNATION

If, prior to the Closing, all or any portion of the Assets are destroyed by fire or other casualty or if any portion of the Assets shall be taken by condemnation or under the right of eminent domain (all of which are herein called “Casualty Loss” and limited to property damage or taking only), Buyer shall have the option either (i) to delete that portion of the Assets which is subject to the Casualty Loss from the Assets, and the Purchase Price shall be reduced by the value allocated to the deleted Asset as set out in Exhibit “F,” or (ii) for Buyer to proceed with the purchase of such Assets, notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Seller shall pay, at the Closing, to Buyer all sums paid to Seller by third Persons by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Buyer all insurance proceeds received by Seller as well as all of the right, title and interest of Seller in and to any Claims, unpaid proceeds or other payments from third Persons arising out of such destruction or taking.  If the Allocated Value of that portion of the Assets affected by the Casualty Loss as shown on Exhibit “F” exceeds $250,000.00, Buyer and Seller shall each have the right to terminate this Agreement upon written notification to the other, the transaction shall not close and thereafter neither Buyer nor Seller shall have any Liability or further obligations to the other hereunder.  Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

ARTICLE 16 . - TERMINATION

16.1 Termination.

This Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of Seller and Buyer; (ii) by the Buyer or Seller pursuant to Section 9.1 and 9.2 and Article 15; or (iii) by Seller or Buyer, if Closing has not occurred on or beforeAugust 31, 2012.

16.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 16.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4(f), 5(f), 6.6, 6.7, 14.1, 14.2, 20.2, 20.12, 20.13 and20.24of this Agreement all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section16.1(iii) shall not relieve any party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing.  In the event this Agreement terminates under Section 16.1(iii) because a party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such party may be entitled.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

16.3 Remedies.

The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing Party.

16.4 Limitations on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the Parties acknowledge that this Agreement does not authorize one Party to sue for or collect from the other Party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each Party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other Party for such damages in connection with this Agreement and the transactions contemplated hereby.

ARTICLE 17 . - ASSUMPTION AND INDEMNITY

17.1 Assumed Obligations.

Upon and after Closing, Buyer shall own the Purchased Assets and be responsible for the Assumed Obligations and Buyer's indemnity obligations hereunder.  Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations and Buyer’s indemnity obligations.  Prior to Closing, Seller shall own the Assets and after Closing shall continue to own the Excluded Assets and any Assets not included in Purchased Assets.  Seller shall remain liable for any Liabilities, Claims duties and obligations that are not Assumed Obligations, including but not limited to the Retained Obligations and Seller’s indemnity obligations hereunder.  Seller agrees to assume and pay, perform, fulfill and discharge such duties, obligations and Liabilities, all Retained Obligations and Seller’s indemnity obligations.

17.2 Buyer's Indemnity.

BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER AND SELLER’S AFFILIATES AND EACH OF THEIR SHAREHOLDERS, MEMBERS, EMPLOYEES, OFFICERS, DIRECTORS AND REPRESENTATIVES (“SELLER INDEMNITEES”) HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO, OR ARISING OUT OF (i) THE ASSUMED OBLIGATIONS OR (ii) BUYER’S MATERIAL BREACH OF ITS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5AND ANY MATERIAL BREACH OF ITS COVENANTS OR OBLIGATIONS UNDER THIS AGREEMENT. THE DEFENSE AND INDEMNITY OBLIGATIONS PROVIDED BY THIS SECTION SHALL APPLY REGARDLESS OF THE SOLE OR PARTIAL OR COMPARATIVE OR CONCURRENT OR OTHER FAULT, NEGLIGENCE OR STRICT, PRE-EXISTING OR OTHER LIABILITY ON THE PART OF SELLER.  ADDITIONALLY, THE DEFENSE AND INDEMNITY OBLIGATIONS PROVIDED BY THIS SECTION SHALL APPLY REGARDLESS OF THE NATURE OF THE OBLIGATIONS OF SELLER, BE THEY IN TORT, CONTRACT, QUASI-CONTRACT, STATUTORY, OR OTHERWISE.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

17.3 Seller's Indemnity.

SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER AND BUYER’S AFFILIATES AND EACH OF THEIR PARTNERS, SHAREHOLDERS, MEMBERS, EMPLOYEES, OFFICERS, DIRECTORS AND REPRESENTATIVES (“BUYER INDEMNITEES”) HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ALL LIABILITIES AND OBLIGATIONS OR ALLEGED OR THREATENED LIABILITIES AND OBLIGATIONS CAUSED BY, RELATED TO, ATTRIBUTABLE TO, OR ARISING OUT OF (i) THE RETAINED OBLIGATIONS, OR (ii) SELLER’S BREACH OF ITS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 AND ANY BREACH OF ITS COVENANTS OR OBLIGATIONS UNDER THIS AGREEMENT.  THE DEFENSE AND INDEMNITY OBLIGATIONS PROVIDED BY THIS SECTION SHALL APPLY REGARDLESS OF THE SOLE OR PARTIAL OR COMPARATIVE OR CONCURRENT OR OTHER FAULT, NEGLIGENCE OR STRICT, PRE-EXISTING OR OTHER LIABILITY ON THE PART OF BUYER.  ADDITIONALLY, THE DEFENSE AND INDEMNITY OBLIGATIONS PROVIDED BY THIS SECTION SHALL APPLY REGARDLESS OF THE NATURE OF THE OBLIGATIONS OF BUYER, BE THEY IN TORT, CONTRACT, QUASI-CONTRACT, STATUTORY, OR OTHERWISE.

17.4 Stipulation Regarding Express Negligence And Fault.

THE PARTIES HERETO BOTH AGREE AND STIPULATE THAT THEY HAVE ACTUAL KNOWLEDGE OF ALL INDEMNITY PROVISIONS HEREIN, THAT THEY ARE FAMILIAR WITH THE EXPRESS NEGLIGENCE TEST, THAT THIS DEFENSE AND INDEMNIFICATION AGREEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE TEST, THAT THE PARTIES CLEARLY INTEND TO TRANSFER THE RISK OF LOSS FOR THE INDEMNITEE’S NEGLIGENCE, FAULT AND OTHER LIABILITIES AND OBLIGATIONS AS SET FORTH ABOVE TO THE OTHER PARTY, AND THAT THESE INDEMNIFICATION PROVISIONS ARE CONSPICUOUS.

17.5 Broker or Finder's Fee.

Each Party hereby agrees to indemnify and hold the other Party harmless from and against any Claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such Claim arises from or is attributable to the actions of such indemnifying Party or its Affiliates, including, without limitation, any and all losses, damages, attorneys' fees, costs and expenses of any kind or character arising out of or incurred in connection with any such Claim or defending against the same.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

17.6 Litigation.

Seller shall retain responsibility and Liability for the litigation and threatened litigation listed on Exhibit “H,” and the Claims thereunder.

17.7 Indemnification Procedures

.  All Claims for indemnification (an “Indemnity Claim”) under this Agreement shall be asserted and resolved as follows:

(a) For purposes of this Section 17.7, the term “Indemnifying Party” shall mean the Party having an obligation to indemnify the other Party and its related parties pursuant to this Article 17, and the term “Indemnified Party” shall mean the Party having the right to be indemnified by the other Party pursuant to this Article 17.

(b) To make an Indemnity Claim under this Article 17, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the basis under this Agreement for its Indemnity Claim (the “Claim Notice”).  In the event that the Indemnity Claim is based upon a claim by a unaffiliated third Person against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has Knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 17.7(b) shall not relieve the Indemnifying Party of its indemnification obligations under this Article 17 except to the extent (and then only to such extent) such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party's ability to defend against the Third Party Claim.

(c) In the case an Indemnity Claim based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party so long as such pleading is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its Liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.  The Indemnified Party may (at its sole costs and expense) participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 17.7.  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(e) If, within the 30-day period after its receipt of the Claim Notice, the Indemnifying Party does not admit its Liability or admits its Liability with respect to but fails to diligently prosecute or settle, the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party's choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its Liability for a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its Liability for the Third Party Claim and (ii) if Liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

ARTICLE 18 . - GAS IMBALANCES

Up to the Final Settlement Date, Seller and Buyer shall in good faith use their reasonable efforts to update (to the Effective Time) the gas imbalance volume amounts listed on Exhibit “J.”  If, prior to the Final Settlement Date, either Party hereto notifies the other Party hereto that the volumes set forth in Exhibit “J” are incorrect, then Buyer or Seller will pay the other on the Final Settlement Date, as appropriate, an amount equal to $3.00 per net mmbtu variance from the net imbalance shown on Exhibit “J.”  Subject to such adjustment on the Final Settlement Date, as of the Closing Buyer agrees to assume all Liability and obligation for gas production imbalances (whether over or under) attributable to the Purchased Assets to the extent, and only to the extent, reflected on Exhibit “J” (which liability and obligation shall be deemed Assumed Obligations).  To the extent not reflected on Exhibit “J” Seller shall assume all Liability and obligation for gas production imbalances (whether over or under) attributable to the Assets to the extent (i) incurred prior to the Effective Time and (ii) not reflected on Exhibit “J” (which liability and obligation shall be deemed Retained Obligations) Except as set forth in this Article 18, in assuming this Liability at Closing, Buyer shall not be obligated to make any additional payment over the Purchase Price to Seller, and Seller shall not be obligated to refund any of said price to reimburse Buyer for any over-balances existing at the time of sale.

ARTICLE 19 . - TRANSITION

Except as prohibited by Law or applicable contracts, upon ClosingBuyer shall replace Sun River Operating, Inc.as Operator of the Assets (or portions thereof) operated by Seller (or its designee).  Seller shall use reasonable commercial efforts (which efforts shall not require Seller to incur any monetary or non-monetary obligations) to assist and cooperate with Buyer in connection with Buyer’s efforts replace Sun River Operating, Inc. as Operator of all Assets (or portions thereof) operated by Seller (or its designee).  Notwithstanding the above, it is recognized that there is no assurance or representation given (i) by Seller that Buyer shall succeed Seller as operator (or its designee) of any Wells and/or Leases in which other parties own interests and (ii) by Buyer that Seller or Sun River Operating, Inc., shall remain or become operator of any or all of the Assets.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

ARTICLE 20 . - MISCELLANEOUS

20.1 Receivables and other Excluded Funds.

Buyer shall be under no obligation to collect on behalf of Seller any receivables or other funds included in the Excluded Assets and described in Section 1.29(c) of the definition of Excluded Assets.

20.2 Public Announcements.

The Parties hereto agree that prior to Closing, each Party may publicly disclose the principal terms of this Agreement following its execution, provided that prior to making any public announcement or statement with respect to the transaction(s) contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and exercise its best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both Parties; or (ii) obtain written approval of the other Party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be.  Nothing contained in this paragraph shall be construed to require either Party to obtain approval of the other Party hereto to disclose information with respect to the transaction contemplated by this Agreement to any Governmental Entity to the extent (i) required by applicable Law; or (ii) necessary to comply with disclosure requirements of the New York Stock Exchange or other recognized exchange or over the counter, and applicable securities Laws.

20.3 Filing and Recording of Assignments, etc.

Buyer shall be solely responsible for all filings and the prompt recording of assignments and other documents related to the transfer of the Assets as contemplated hereunder, and for all fees connected therewith, including the fees charged by any regulatory authority in connection with the change of operator, and Buyer shall furnish certified copies of all such filed and/or recorded documents to Seller.  Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly.  Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.  Buyer shall also comply with all notice provisions contained in the Leases or otherwise applicable to the transfer of the Assets.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

20.4 Further Assurances and Records.

(a) After the Closing, each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.  Without limiting the foregoing, in the event the Exhibits and Schedules incorrectly or insufficiently describe or reference a property or an interest intended to be conveyed hereby as described in the definitions of “Leases” or “Real Property, Personal Property and Incidental Rights,” Seller agrees to, within twenty (20) days of Seller’s receipt of Buyer’s written request, together with supporting documentation reasonably satisfactory to Seller, correct such Exhibit and/or execute an amended assignment or other appropriate instruments necessary to transfer the property or interest intended to be conveyed hereby to Buyer.

(b) In the event that title to any of the Assets is incorrectly or unintentionally held by Seller or its parent or any of its Affiliates, Sellershall cause its parent or any of its Affiliates to take such further actions and execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement and consummation of the transactions contemplated hereby.

(c) Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement for three (3) years after Closing.  Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement; (ii) complying with any Law affecting the Assets prior to the Closing Date; (iii) preparing any audit of the books and records of any third Persons relating to the Assets prior to the Closing Date, or responding to any audit related to the Assets prepared by such third Persons; (iv) preparing tax returns; (v) responding to or disputing any tax audit related to the Assets; or (vi) asserting, defending or otherwise dealing with any Claim or dispute under this Agreement or as to the Assets.

(d) To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts and to cooperate with Buyer's efforts to obtain for Buyer (i) access to files, records and data relating to the Assets in the possession of third parties; and (ii) access to Wells operated by third Persons for purposes of inspecting same; provided, however that Seller shall not have any obligation under this paragraph to incur any cost or expense in connection with its actions hereunder.

(e) The Assets identified in Sections1.49(d) and 1.49(e) of the definition of “Real Property, Personal Property and Incidental Rights” shall be made available to Buyer within ten (10) business days after the Closing Date at a location to be specified by Seller.  Any reproduction, transportation, postage, or delivery costs from Seller's offices shall be at Buyer's sole cost, risk and expense

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(f) Buyer shall comply with all current and subsequently amended Laws applicable to the Assets and shall promptly obtain and maintain all permits required by Governmental Entities in connection with the Assets.

(g) Seller shall use its all reasonable efforts to obtain the assignments described in Exhibit “K” prior to Closing.

(h) Buyer and Seller hereby agree that each party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Assets while owned by such other party.

20.5 Notices.

Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and may be given by personal delivery, facsimile, email, US mail (postage prepaid), or nationally recognized delivery service, and any communication hereunder shall be deemed to have been duly given and received when actually delivered to if during normal business hours (or upon the next business day, if not during normal business hours) the address of the Parties to be notified as set forth below and addressed as follows:

If to Seller, as follows:

Sun River Energy, Inc.
5646 Milton Street
Suite 130
Dallas, Texas 75206
Attention:	Stuart Newsome
Telephone:	(214) 369-7300
Facsimile:	(214) 369-7301
Email:	snewsome@snrv.com

If to Buyer, as follows:

Katy Resources ETX, LLC
Attn: Chuck Yates
Kayne Anderson Capital Advisors
717 Texas Avenue, Suite 3100
Houston, Texas 77002
Telephone:	(713) 655-7354
Facsimile:	(713) 655-7355
Email:	cyates@kaynecapital.com

Any Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

20.6 Expenses.

Seller shall bear and pay all legal fee incurred by Seller in the creation and negotiation of this Agreement and the Participation Agreement.  Buyer shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by or on behalf of Buyer in connection with the transactions contemplated by this Agreement and the Participation Agreement.  Buyer shall bear and pay (i) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Assets to Buyer, (ii) all documentary, transfer and other state and local government taxes incident to the transfer of the Assets to Buyer; and (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder.

20.7 Waiver.

Except as otherwise expressly provided in this Agreement, (i) any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance, and (ii) the failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect such Party's right to enforce the same.  No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

20.8 Binding Effect; Assignment.

Subject to the other provisions of this Section 20.8, all the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall inure to the benefit of, and be binding upon, and shall be enforceable by, the Parties hereto and their respective successors and assigns.  This Agreement may not be assigned or transferred by Buyer or Seller to any other Person, without the prior, express and written consent of the other Party, and such consent may be withheld for any reason, including convenience.  Any attempt to assign this Agreement by Buyer or Seller over the objection or without the express written consent of the other Party shall be absolutely void.  In the event, after Closing, Buyer sells, assigns or otherwise transfers all or a portion of the Assets, this Agreement shall remain in effect between Buyer and Seller as to all the Assets regardless of such sale, assignment or transfer (and Buyer shall not be thereby released, but shall remain obligated hereunder).  Any sale, assignment or other transfer of the Leases or other Assets shall also contain such other language as is necessary to satisfy the terms and provisions of such Leases or the agreements applicable to such Assets.

20.9 Taxes.

(a) Seller and Buyer recognize that an IRS Form 8594, Asset Acquisition Statement, will be filed by Seller and Buyer, Seller and Buyer agree that the adjusted Purchase Price shall be allocated among the Assets for tax purposes in accordance with an allocation schedule which shall be prepared by Buyer and delivered to Seller within ten (10) days following the determination of the adjusted Purchase Price (the “Purchase Price Allocation Schedule”) as set forth in Section 3.3.  The Purchase Price Allocation Schedule shall be revised to take into account adjustments to the Purchase Price and any indemnification payments.  Any dispute arising in connection with the Purchase Price Allocation Schedule shall be resolved pursuant to procedures comparable to the procedures applicable under Section 3.2(c).  Seller and Buyer shall use the Purchase Price Allocation Schedule in reporting this transaction to the applicable taxing authorities, including IRS Form 8594 and any other information returns and supplements thereto required to be filed under Section 1060 of the Internal Revenue Code of 1986 as amended and neither Seller nor Buyer shall file any tax return or otherwise take any position for tax purposes that is inconsistent with the Purchase Price Allocation Schedule.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

(b) Seller shall cause all items of income, gain, loss, deduction and credit with respect to the Assets through the Effective Date to be reflected on the federal income tax return of Seller (or if Seller is an entity disregarded as separate from its owner, on the federal income tax return of its owner).  For tax purposes, all such items shall be allocated to the period up to and including the Effective Date, and to the period after the Effective Date, by closing the books as of end of the Effective Date.

(c) Seller shall be responsible for all state, local and federal property, ad valorem, excise, severance, and other similar taxes attributable to or arising from the ownership or operation of the Assets prior to the Effective Time.  Buyer shall be responsible for all property, severance and other similar taxes attributable to or arising from the ownership or operation of the Assets on and after the Effective Time.  Any Party which pays such taxes for the other Party shall be entitled to prompt reimbursement upon evidence of such payment.  Each Party shall be responsible for its own federal and state income taxes, if any, as may result from this transaction.

(d) Seller acquired the Assets for use or consumption, and Seller has not been engaged, nor held itself out as being engaged, in selling similar property on a repeated or continuing basis.  The Assets constitute an identifiable segment of the Seller’s business within the meaning of Texas Comptroller's Sales Tax Rule 34 Tex. Admin. Code § 3.316(d) and accordingly, it is Seller’s opinion that the sale of the Assets (other than any motor vehicles) is exempt from Texas sales and use tax as an occasional sale pursuant to Texas Tax Code 151.304(b)(2).

20.10 Audits.

It is expressly understood and agreed that Seller retains its right to receive its proportionate share of the proceeds attributable to the Assets from any audits relating to activities prior to the Effective Time, and Seller shall likewise pay its share of any costs attributable to the Assets and attributable to the period prior to the Effective Time resulting from any such audits.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

20.11 Like-Kind Exchanges.

Each Party consents to the other Party's assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-l(g)(4)(v) of the Treasury Regulations) and/or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2007-37 issued effective September 15, 2000) in connection with effectuation of a like-kind exchange, in whole or in part, as provided in Section 1031 of the Code and the Treasury Regulations thereto, and if applicable, Rev. Proc. 2000-37, 2000-2 C.B. 308 (Sept. 18, 2000), as amended by Rev. Proc. 2004-51, 2004-33 I.R.B. 294 (Jul. 20, 2004) (a “Like-Kind Exchange Transaction”).

However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or Qualified Exchange Accommodation Titleholder does not release either Party from any of its respective Liabilities and obligations to the other Party under this Agreement.  If requested by the other Party, each Party agrees to cooperate with the other Party (to the extent reasonable) to attempt to structure the transaction as a Like-Kind Exchange Transaction.  If a Like-Kind Exchange Transaction occurs, the Parties recognize that IRS Form 8824, Like-Kind Exchanges, will be required to be filed, and each Party consents to the filing of such Form and will fully cooperate, to the extent necessary, with the other Party in filing such Form.

20.12 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.  VENUE FOR ANY LEGAL PROCEEDING ARISING FROM THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION OR A STATE DISTRICT COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS.  THE PARTIES CONSENT TO PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION OR A STATE DISTRICT COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS FOR ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT, AGREE THAT THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION OR A STATE DISTRICT COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS SHALL BE DEEMED TO BE A CONVENIENT FORUM AND AGREE NOT TO ASSERT (BY WAY OR MOTION, AS A DEFENSE OR OTHERWISE) THAT SUCH LEGAL PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH LEGAL PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT MAY NOT BEEN ENFORCED IN OR BY SUCH COURT.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

20.13 Entire Agreement.

This Agreement embodies the entire agreement between the Parties and replaces and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, whether written or oral.  No other agreement, statement, or promise made by any Party, or to any employee, officer or agent of any Party which is not contained in this Agreement shall be binding or valid.  This Agreement may be supplemented, altered, amended, modified or revoked by a writing only, signed by the Parties hereto.  The headings herein are for convenience only and shall have no significance in the interpretation hereof.  The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.

20.14 Severability.

If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable, and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

20.15 Exhibits and Schedules.

All Exhibits and Schedules attached to this Agreement, and the terms of those Exhibits which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

20.16 Suspended Funds.

At Closing, Seller shall transfer to Buyer all funds, if any, held by Seller in suspense owing to third Persons on account of the sale of Hydrocarbons from the Assets, together with all information in the possession of Seller identifying the funds.  Buyer upon receipt of, and to the extent of, the funds shall assume all responsibility for the payment thereof to third Persons entitled to the same.  Buyer shall indemnify and hold Seller harmless for Claims and Liabilities relating to or arising out of Buyer’s payment, mispayment or failure to make payments of any such funds; except to the extent caused by Seller’s negligence or intentional misconduct, including payments based upon information provided by Seller.  Seller shall indemnify and hold Buyer harmless for Claims and Liabilities related to payment, mispayment, failure to make payments and wrongfully withheld suspended funds attributable to the period of time prior to the Effective Time.  Notwithstanding anything the contrary set forth herein, the terms of this Section 20.16 shall survive the Closing.

20.17 Survival.

(a) Representations and Warranties.  All of the representations, and warranties of or by the Parties to this Agreement shall survive indefinitely.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

20.18 Subsequent Adjustments.

Regardless of the date set for the Final Settlement, Buyer and Seller agree that their intent is to allow for the earliest practical forwarding of revenue and reimbursement of expenses between them, and Seller and Buyer recognize that either may receive funds or pay expenses after the Final Settlement Date which is properly the property or obligation of the other.  Therefore, upon receipt of net proceeds or payment of net expenses due to or payable by the other Party hereto, whichever occurs first, Seller or Buyer, as the case may be, shall submit a statement to the other Party hereto showing the relevant items of income and expense with supporting documentation. Payment of any net amount due by Seller or Buyer, as the case may be, on the basis thereof shall be made within ten (10) days of receipt of the statement.

20.19 Counterparts.

This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement.

20.20 Subrogation.

To the fullest extent allowed by Law and the applicable agreements with third Persons, Seller grants Buyer a right of subrogation in all Claims or rights Seller may have against third Persons to the extent they relate to the Assumed Obligations.

20.21 Government Reviews.

The Parties have determined that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), does not apply to this transaction.

20.22 Change of Name.

As promptly as practicable, but in any case within ninety (90) days after the Closing Date, or after transfer of operations, whichever is later, Buyer shall use its commercially reasonable best efforts to eliminate the name “Sun River Energy, Inc.” and any variants of this name from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

20.23 Replacement of Bonds, Letters of Credit and Guarantees.

The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Entities and relating to the Assets may be transferable to Buyer.  Within fifteen (15) Business Days following Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

20.24 No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any Claims, remedy or right of any kind, except as to those rights expressly provided to Seller Indemnitees and Buyer Indemnitees (provided, however, any Indemnity Claim hereunder on behalf of a Seller Indemnitee or a Buyer Indemnitee must be made and administered by a Party to this Agreement).

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Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

Sun River Energy, Inc.

By:_/s/ Donal R. Schmidt, Jr.
Name:           Donal R. Schmidt, Jr.
Title:           President & CEO

BUYER:

Katy Resources ETX, LLC

By:           /s/ Chuck Yates
Name:           Chuck Yates
Title:           Manager

Purchase and Sale Agreement- Sun River Energy, Inc. and Katy Resources ETX, LLC